SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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PS BUSINESS PARKS, INC.

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701 Western Avenue

Glendale, California 91201-2349

March 23, 2017

Dear PS Business Parks, Inc. Shareholder:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to our 2017 Annual Meeting of Shareholders on Tuesday, April 25, 2017, at 10:00 a.m., Pacific Daylight Time, at the Hilton Los Angeles North/Glendale, 100 West Glenoaks Blvd., Glendale, California 91202.

We have included the official notice of meeting, proxy statement and form of proxy with this letter. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet, by telephone or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of PS Business Parks. We look forward to seeing you at our 2017 Annual Meeting.

Sincerely,

Maria R. Hawthorne
President and Chief Executive Officer

Notice of the 2017 Annual Meeting of Shareholders

Date:	Tuesday, April 25, 2017
Time:	10:00 a.m., Pacific Daylight Time
Place:	Hilton Los Angeles North/Glendale
100 West Glenoaks Boulevard
Glendale, California 91202
Matters to be Voted On:	●	Election of Directors
	●	Advisory vote to approve executive compensation
	●	Advisory vote on the frequency of future advisory votes to approve executive compensation
	●	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017
	●	Any other matters that may properly be brought before the meeting
By order of the Board of Directors,
Edward A. Stokx
Executive Vice President, Chief Financial Officer and Secretary
March 23, 2017

Please vote promptly.

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How proxies will be voted” on page 58 of this proxy statement.

We sent a Proxy Statement to shareholders of record at the close of business on March 1, 2017, together with an accompanying form of proxy card and Annual Report, on or about March 23, 2017.

The shareholders of record of PS Business Parks, Inc. common stock at the close of business on March 1, 2017 will be entitled to vote at the meeting or any postponement or adjournments thereof.

Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

Important Notice Regarding Availability of Proxy Materials for the 2017 Annual Meeting: This proxy statement and our 2016 Annual Report are available at the Investor Relations section of our website (psbusinessparks.com).

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2017 Proxy Summary

2017 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should carefully read the entire proxy statement before voting.

Proxy statement

Your vote is very important. The Board of Directors (the Board) of PS Business Parks, Inc. (the Company or PS Business Parks) is requesting that you allow your PS Business Parks shares of Common Stock (the Common Stock) to be represented at the annual meeting by the proxies named on the proxy card.

This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. This proxy statement is being sent and made available to our shareholders on or about March 23, 2017.

Annual meeting overview

Matters to be voted on:

1.	Election of directors	7

2.	Advisory vote to approve executive compensation	24

3.	Advisory vote on the frequency of future advisory votes to approve executive compensation	51

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017	53

5.	Any other matters that may properly be brought before the meeting

The Board recommends you vote:

FOR each director nominee,

FOR proposal 2,

FOR holding advisory votes to approve executive compensation EVERY YEAR (proposal 3), and

FOR proposal 4.

(For more information, see pages referenced above.)

PS Business Parks • 2017 Proxy Statement • 1

2017 Proxy Summary

Election of Directors

The Board has nominated the nine incumbent directors listed on page 9 for re-election. Six are independent. If re-elected by shareholders at our annual meeting, they will be expected to serve until next year’s annual meeting.

Governance Highlights

The Company follows the corporate governance best practices highlighted below.

For a detailed discussion of our corporate governance, please see page 15.

✓	Majority voting for Directors	✓	Active shareholder engagement

✓	Substantial majority of independent Directors	✓	Diverse Board and senior management

✓	No classified board	✓	Independent Presiding Director

✓	Executive sessions of non-management Directors	✓	Robust stock ownership guidelines

✓	Clawback provision in our equity plan	✓	Annual Board and Committee self-evaluations

✓	Oversight of risk by the full Board	✓	No poison pill

PS Business Parks • 2017 Proxy Statement • 2

2017 Proxy Summary

Performance and Compensation Highlights

PS Business Parks continued its strong performance in 2016 under the leadership of Joseph D. Russell, Jr. (CEO from January to June 2016) and Maria Hawthorne (CEO from July 2016 to present) and the Company’s senior management, supported by the oversight of our Board.

Below are highlights relating to the Company’s performance and compensation program.

Strong 2016 performance continues to support sustained shareholder value	●	We delivered 37.1% in total shareholder return (TSR) in 2016, following 13.1% in 2015. Since 2001, our TSR has averaged 12.6% per year vs. 6.7% for the S&P 500 index.
	●	We increased our quarterly dividends from $0.60 per share to $0.75 per share in the first quarter of 2016.
	●	Total rental income grew by $13.7 million, or 3.7%.
	●	Same park revenue[1] grew by 4.0%.
	●	FFO, as adjusted per common share[2] grew by 12.6%.
We maintain a conservative balance sheet with a focus on low leverage and cash flow	●	We continued to maintain a conservative balance sheet, which is structured with minimal traditional bank debt and the use of permanent preferred equity.
	●	We have one of the lowest leverage levels in the real estate investment trust (REIT) industry.
	●	By virtue of historically low leverage, a consistently conservative financial posture and robust earnings capability, we maintained our Standard & Poor’s (S&P) credit rating of “A-.”
	●	We continue to be one of only a handful of REITs to earn this excellent credit rating.
Our compensation program is rigorous and long-term focused	●	Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.
●

Approximately 82.3% of the compensation for our named executive officers[3] (named executive officers or NEOs) is “at risk” and tied to the achievement of performance goals that are key drivers to the success of our business.

	●	Equity award grants to named executive officers vest in equal installments over four years.
	●	We had strong stock retention guidelines under our previous long-term incentive compensation plan, all of which were met by our named executive officers.
	●	We have robust stock ownership guidelines for executive officers and directors.
CEO pay level reflects our performance	●	Our CEO and the other named executive officers delivered strong results for the Company as a whole and across all of our business segments.
	●	Our CEO’s compensation package has generally remained unchanged from 2013 through 2016, except to reflect the transition from Joseph D. Russell, Jr. to Maria Hawthorne in mid-2016.
	●	A significant portion (81.9%) of total CEO compensation in 2016[2] was performance-based.
We have a strong governance structure	●	Our Independent Presiding Director provides many of the governance checks and balances that would be performed by an independent Chairman of the Board.
	●	Our Board and its committees maintained strong oversight over our management and business in holding a total of 23 meetings and calls on financial and operational results, governance, compensation and other topics.

1 Refer to our 2016 Annual Report on Form 10-K for information on Same Park Revenue.

2 Refer to Appendix A to this proxy statement for reconciliations and other information regarding FFO, as adjusted.

3 Refer to Appendix B to this proxy statement for a calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses.

PS Business Parks • 2017 Proxy Statement • 3

2017 Proxy Summary

As illustrated in the following charts, the increase in our total CEO compensation over the last five years1 is supported by growth in our FFO, as adjusted and funds available for distribution (FAD) per share, which we consider to be the two key drivers of our business, and dividends per share, an important component of shareholder return. Over the last five years:

●	FFO, as adjusted per share increased by 14.8% during the period;
●	FAD per share increased by 42.8% during the period;
●	Regular dividends per share have increased each year since 2013, and since 2012 increased by an aggregate of 70.5%;
●	Except for a decrease from 2013 to 2014 resulting from the sale of 1.9 million square feet of non-strategic assets in 2014, FFO, as adjusted per share and FAD per share increased each year; and
●	No long-term incentive compensation was paid to our CEO in 2012 and 2013, as annual targeted returns under the Company’s predecessor compensation plan were not achieved. The Company’s 2014-2017 long term equity incentive program (the LTEIP) was adopted in March 2014.

Refer to Appendix A to this proxy statement for reconciliations and other information regarding FFO, as adjusted and FAD.

[1]	Refer to Appendix B to this proxy statement for a calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses.

PS Business Parks • 2017 Proxy Statement • 4

2017 Proxy Summary

As further illustrated in the following charts, the increase in our CEO compensation over the last five years1 is also supported by growth over the same period in our internal calculations of:

●	Return on assets[2], which increased by 14.3% during the period;
●	Total operating revenues, which increased by 11.5% during the period; and
●	EBITDA[3], which increased by 11.6% during the period.

These are consistent with the new metrics that a leading proxy advisory firm had recently added to its standardized comparisons of public company CEO pay and financial performance:

Refer to Appendix A to this proxy statement for reconciliations and other information regarding return on assets and EBITDA.

[1]	Refer to Appendix B to this proxy statement for a calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses.
[2]	Net operating revenue (operating revenue less cost of operations, which excludes depreciation) divided by pre-depreciation cost of real estate facilities.
[3]	Net income (as disclosed in our 2016 Annual Report on Form 10-K), excluding gain on sale of real estate facilities and before interest, taxes, depreciation and amortization.

PS Business Parks • 2017 Proxy Statement • 5

2017 Proxy Statement

Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

As required under applicable regulations of the Securities and Exchange Commission (the SEC), we are providing shareholders with an advisory vote on how often to hold the advisory shareholder vote to approve executive compensation. Under this proposal, shareholders may vote to hold the advisory vote to approve executive compensation every one, two or three years.

The Board believes that a one-year frequency best achieves the intended objectives of the advisory vote to approve executive compensation. This gives shareholders the opportunity to provide feedback to the Board’s Compensation Committee (the Compensation Committee) on how its decisions in the just-completed fiscal year, as well as outlook and anticipated decisions in the current fiscal year, are reflective of and further the

Compensation Committee’s overarching goals of (1) aligning executive compensation with company performance, (2) incentivizing our executive officers to create long-term shareholder value and (3) emphasizing future pay opportunity over current pay. Having this information on an annual basis gives the Compensation Committee the ability to proactively consider incremental adjustments in response to year-to-year changes in the level of shareholder support.

This vote is advisory and not binding on the Board. However, the Board and the Compensation Committee value all shareholder feedback and will consider the outcome of the vote in deciding on the frequency of future advisory votes to approve executive compensation.

The Board recommends voting FOR holding advisory shareholder votes to approve executive compensation EVERY YEAR.

PS Business Parks • 2017 Proxy Statement • 6

Proposal 1:

Election of Directors

Our Board has nominated nine directors, who, if elected by shareholders at our annual meeting, will be expected to serve until next year’s annual meeting. All nominees are currently directors of the Company.
RECOMMENDATION: Vote FOR all nominees

PS Business Parks • 2017 Proxy Statement • 7

Proposal 1

Proposal 1 – Election of Directors

Executive Summary

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee of our Board (the Nominating/Corporate Governance Committee) and the Board have and exercise broad discretion to select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes and skills of both potential director nominees and existing members of the Board:

●	Senior leadership experience
●	Accounting/financial expertise
●	Public company board experience
●	Industry experience
●	Operational management
●	Capital markets/banking
●	Government
●	Legal and regulatory compliance
●	Diversity (gender, race, nationality and other attributes)

Our director nominees have qualifications, skills and experience relevant to our business. Each director has experience, mainly at senior executive levels, in other organizations, and a majority of the directors hold or have held directorships at other U.S. public companies. Our directors have served as chief executive officers and have demonstrated superb leadership, intellectual and analytical skills gained from deep experience in management, finance and corporate governance.

About the Director Nominees

Our Board consists of nine directors, six of whom are independent. Each nominee is presently a director of PS Business Parks and was previously elected by our shareholders except for Maria R. Hawthorne (who was elected as a director by the Board in connection with her promotion to Chief Executive Officer in July 2016). The Nominating/Corporate Governance Committee recommended, and the Board has nominated, each of our incumbent directors for re-election to the Board. If re-elected, each of the nine directors will serve for the one-year term beginning with our 2017 Annual Meeting, or until their successors, if any, are elected or appointed. We believe that each nominee for election as a director will be able to serve if elected.

PS Business Parks • 2017 Proxy Statement • 8

Proposal 1

Nominees’ Qualifications and Experience

The Nominating/Corporate Governance Committee has recommended to the Board, and the Board has nominated, the nine incumbent directors listed below for re-election. All of the nominees are currently serving as directors. The Board believes that these nominees provide the Company with the combined skills, experience and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Board has nominated nine directors, six of whom are independent.

Nominee	Age	Principal Business Background	Director Since	Committee Membership

Ronald L. Havner, Jr.	59	Chairman and Chief Executive Officer of Public Storage	1998

Maria R. Hawthorne	57	President and Chief Executive Officer of PS Business Parks	2016

Jennifer Holden Dunbar (Independent Director)	54	Co-Founder and Managing Director of Dunbar Partners, LLC	2009	Audit and Compensation

James H. Kropp (Independent Director)	68	Chief Investment Officer at SLKW Investments LLC and Chief Financial Officer of Microproperties LLC	1998	Compensation (Chair) and Nominating/Corporate Governance

Sara Grootwassink Lewis (Independent Director)	49	Chief Executive Officer of Lewis Corporate Advisors, LLC	2010	Audit (Chair), Nominating/Corporate Governance and Capital

Gary E. Pruitt (Independent Director)	67	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit

Robert S. Rollo (Independent Presiding Director)[1]	69	Retired Senior Partner of Heidrick and Struggles	2013	Nominating/Corporate Governance (Chair) and Compensation

Joseph D. Russell, Jr.	57	President of Public Storage	2003	Capital

Peter Schultz (Independent Director)	69	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Capital (Chair) and Audit

  1           Please see “Corporate Governance and Board Matters – Independent Presiding Director” on page 15.

PS Business Parks • 2017 Proxy Statement • 9

Proposal 1

Ronald L. Havner, Jr., 59

Director since 1998

Chairman and Chief Executive Officer of Public Storage

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive leadership experience
●	Extensive Company and industry knowledge

Mr. Havner has been Chairman of the Board of PS Business Parks since March 1998. Mr. Havner has been Chief Executive Officer of Public Storage since November 2002. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and California Resources Corp. (NYSE: CRC) Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

Mr. Havner’s qualifications for election to the PS Business Parks Board include his extensive leadership experience and Company and industry knowledge as the Company’s previous Chief Executive Officer.

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered each of the qualifications above, including Mr. Havner’s experience in having served as our Chairman since 1998, and as our former chief executive officer.

The Nominating/Corporate Governance Committee and the Board also considered whether Mr. Havner’s role as Chairman and Chief Executive Officer of Public Storage and his service on two other public company boards would enable him to commit sufficient focus and time to perform responsibly his duties as a Chairman of PS Business Parks. In determining that these other commitments would not prevent him from responsibly performing these duties, the Nominating/Corporate Governance Committee and the Board considered the substantial overlap between his duties as Chief Executive Officer and Chairman of Public Storage and his duties as a director of PS Business Parks, particularly given Public Storage’s 42% ownership of PS Business

Parks, the fact that PS Business Parks’ financial results are reflected in Public Storage’s financial statements under the equity method of accounting, and the contractual relationships between Public Storage and PS Business Parks, including the management agreement, property management agreement, license agreement and cost sharing and administration services agreement. In addition, Mr. Havner was the President and CEO of PS Business Parks from 1997 to 2002.

Given this substantial overlap in duties, the Nominating/Corporate Governance Committee and the Board treated his board service for Public Storage and PS Business Parks as a single directorship for purposes of assessing the number of public company boards to which he is committed. In doing so, the Nominating/Corporate Governance Committee and the Board recognize that in 2013 a proxy advisory firm that represents certain of our shareholders increased the percentage ownership required for treating parent/subsidiary directorships as a single directorship from 20% to 50%, and that therefore this firm may treat these as two directorships for purposes of applying its policies. However, for the reasons noted above, the Nominating/Corporate Governance Committee and the Board determined that the facts and circumstances in this particular case warranted treating Mr. Havner’s board service for Public Storage and PS Business Parks as a single directorship.

PS Business Parks • 2017 Proxy Statement • 10

Proposal 1

Maria R. Hawthorne, 57

Director since 2016

President and Chief Executive Officer of PS Business Parks

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive Company knowledge
●	Extensive operational and leadership experience

Ms. Hawthorne has served as Chief Executive Officer and President of the Company since July 2016 and August 2015, respectively. Ms. Hawthorne was also elected as a member of our Board in July 2016. Ms. Hawthorne most recently served as Executive Vice President, Chief Administrative Officer of the Company from July 2013 to August 2015. Prior to that, Ms. Hawthorne served as the Company’s Executive Vice President, East Coast from February 2011 to July 2013. Ms. Hawthorne served as the Company’s Senior Vice President from March 2004 to February 2011, with responsibility for property operations on the East Coast, which included Northern Virginia, Maryland and South Florida. From June 2001 through March 2004, Ms. Hawthorne was a Vice President of the Company, responsible for property operations in Virginia. From July 1994 to June 2001, Ms. Hawthorne was a Regional Manager of the Company in Virginia. From August 1988 to July 1994, Ms. Hawthorne was a General Manager, Leasing Director and Property Manager for American Office Park Properties. Ms. Hawthorne earned Bachelor of Arts Degree in International Relations from Pomona College.

Ms. Hawthorne’s qualifications for election to the PS Business Parks Board, include her leadership experience and Company knowledge. As the only director who is also a member of the PS Business Parks executive management team, Ms. Hawthorne provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Jennifer Holden Dunbar, 54

Director since 2009

Audit Committee

Compensation Committee

Co-Founder and Managing Director of Dunbar Partners, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive financial expertise
●	Experience in private equity, investments and M&A

Ms. Dunbar has been a director of PS Business Parks since February 2009. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green and Partners, L.P., a private equity firm she first joined in 1989. Ms. Dunbar has served as Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm, since March 2005. Ms. Dunbar is also a director of Big 5 Sporting Goods Corporation (NASDAQ: BGFV), where she serves on the audit and compensation committees and chairs the nominating and corporate governance committee. Ms. Dunbar has served on the board of trustees of various funds in the PIMCO Funds complex since April 2015 (144 funds as of year-end 2016) and February 2016 (18 funds as of year-end 2016), respectively, where she is a member of the audit, governance and valuation oversight committees of each board. Ms. Dunbar is the chair of the governance committee of the board that oversees the PIMCO equity trusts. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940, as amended.

Ms. Dunbar’s qualifications for election to the PS Business Parks Board include her financial expertise, her experience in private equity and her experience with investments and mergers and acquisitions. She also has valuable and extensive experience as a member of several public company boards.

PS Business Parks • 2017 Proxy Statement • 11

Proposal 1

James H. Kropp, 68

Director since 1998

Compensation Committee (Chair) Nominating/Corporate Governance Committee

Chief Investment Officer at SLKW Investments LLC and Chief Financial Officer of Microproperties LLC

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive knowledge of investment banking
●	Specialization in real estate securities and experience with real estate businesses

Mr. Kropp has been a director of PS Business Parks since March 1998. Mr. Kropp has served as Chief Investment Officer at SLKW Investments LLC since 2009 and as Chief Financial Officer of Microproperties LLC, an owner and asset manager of net leased restaurant properties, since August 2012. Mr. Kropp served as interim Chief Financial Officer of TaxEase LLC from 2009 to February 2013. Mr. Kropp is also a director of Corporate Capital Trust, Inc. and Corporate Capital Trust II, registered investment companies, and American Homes 4 Rent LLC (NYSE: AMH), a leader in the home rental market.

Mr. Kropp’s qualifications for election to the PS Business Parks Board include his knowledge of investment banking and capital markets, specializing in real estate securities, and his extensive experience with real estate businesses, including other REITs. He also has experience as a member of several public company boards.

Sara Grootwassink Lewis, 49

Director since 2010

Audit Committee (Chair)

Nominating/Corporate Governance Committee

Capital Committee

Chief Executive Officer of Lewis Corporate Advisors, LLC

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Executive and financial experience at other REITs
●	Extensive experience as Chartered Financial Analyst and Certified Public Accountant

Ms. Lewis has been a director of PS Business Parks since February 2010. She is Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets advisory firm. Ms. Lewis previously served as Executive Vice President and Chief Financial Officer of Washington Real Estate Investment Trust (NYSE: WRE), which owns and operates a diversified group of properties in the Washington, D.C. area, from May 2002 through February 2009. Ms. Lewis serves on the board of Sun Life Financial (NYSE: SLF) and on the board of Weyerhaeuser (NYSE: WY) following its acquisition of Plum Creek Timber, where she served on the board from 2013 to 2016. Ms. Lewis previously served on the board of directors of CapitalSource from 2004 until its merger in 2014, and the board of directors of Adamas Pharmaceuticals (NASDAQ: ADMS) from 2014 to 2016. Ms. Lewis is a member of the board of trustees of the Brookings Institution and a Standing Advisory Group member of the Public Company Oversight Board (PCAOB). Ms. Lewis is also a United States Chamber of Commerce Center for Capital Markets Competitiveness Leadership Board Member.

Ms. Lewis’ qualifications for election to the PS Business Parks Board include her previous executive and financial experience at three other publicly traded REITs and her background as a Chartered Financial Analyst and Certified Public Accountant. She brings her extensive financial and real estate industry knowledge to the Board as well as her public company board experience.

PS Business Parks • 2017 Proxy Statement • 12

Proposal 1

Gary E. Pruitt, 67

Director since 2012

Audit Committee

Retired Chairman and Chief Executive Officer of Univar N.V.

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive leadership and financial experience
●	Experience as trustee of Public Storage

Mr. Pruitt has served as a director of PS Business Parks since February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. (Univar) from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar is a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe. Mr. Pruitt is also a trustee of Public Storage and a director of Itron, Inc. (NASDAQ: ITRI) and Esterline Technologies Corp. (NYSE: ESL).

Mr. Pruitt’s qualifications for election to the PS Business Parks Board include his leadership and financial experience as Chairman and Chief Executive Officer at Univar and his membership on the board of trustees of Public Storage.

Robert S. Rollo, 69

Director since 2013

Nominating/Corporate Governance Committee (Chair)

Compensation Committee

Retired Senior Partner of Heidrick and Struggles

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Extensive knowledge and expertise in executive recruitment, compensation and talent management
●	Experience in corporate governance

Mr. Rollo has served as a director of PS Business Parks since October 2013. He is the Company’s Independent Presiding Director for 2017. Mr. Rollo most recently served as a Senior Partner at Heidrick and Struggles (Heidrick) in Los Angeles from 2006 until his retirement in 2012. Heidrick is a leading international leadership advisory and executive search firm. Mr. Rollo is a past trustee of the University of Southern California and is Chairman Emeritus of the Southern California Chapter of the National Association of Corporate Directors.

Mr. Rollo’s qualifications for election to the PS Business Parks Board include his extensive knowledge of and expertise in executive recruitment, compensation and development and talent management, along with his experience in corporate governance.

PS Business Parks • 2017 Proxy Statement • 13

Proposal 1

Joseph D. Russell, Jr., 57

Director since 2003

Capital Committee

President of Public Storage

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Leadership experience at the Company
●	Extensive Company and industry knowledge

Mr. Russell has been a director of PS Business Parks since August 2003. Mr. Russell has been President of Public Storage since July 2016. Previously, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 until July 2016, and President of PS Business Parks from September 2002 to August 2015. Before joining PS Business Parks, Mr. Russell had been employed by Spieker Properties, an owner and operator of office and industrial properties in Northern California (Spieker), and its predecessor, for more than ten years, becoming an officer of Spieker when it became a publicly held REIT in 1993.

Mr. Russell’s qualifications for election to the PS Business Parks Board include his leadership experience and Company and industry knowledge, including his more than 20-year involvement with publicly held REITs and extensive experience with office and industrial real estate.

Peter Schultz, 69

Director since 2012

Capital Committee (Chair)

Audit Committee

Retired Chief Executive Officer and Director of The Beacon Group, Inc.

DIRECTOR QUALIFICATION HIGHLIGHTS:

●	Leadership and senior management experience
●	Extensive knowledge of the real estate industry

Mr. Schultz has been a director of PS Business Parks since February 2012. He served as President, Chief Executive Officer and a director of The Beacon Group, Inc. (Beacon) and its affiliates for more than 25 years until his retirement in 2010. Beacon, based in Southern California, and its affiliates, are engaged in the development and management of more than three million square feet of retail, industrial, hospitality and residential projects.

Mr. Schultz’s qualifications for election to the PS Business Parks Board include his leadership and extensive real estate experience as President, Chief Executive Officer and director of Beacon and its affiliates.

PS Business Parks • 2017 Proxy Statement • 14

Proposal 1

Corporate Governance and Board Matters

Corporate Governance Framework

The Board has adopted the following corporate governance documents, which establish the framework for our corporate governance and outline the general practice of our Board with respect to board structure, function and conduct, and board and committee organization. The Corporate Governance Guidelines (as defined below) are reviewed at least annually by the Nominating/Corporate Governance Committee, which makes recommendations for any changes to the Board.

●	PS Business Parks Corporate Governance Guidelines and Director Code of Ethics (the Corporate Governance Guidelines)
●	Charter
●	Bylaws
●	Charters of our standing committees of the Board (the Committee Charters)
●	Business Conduct Standards applicable to our officers and employees (the BCS)
●	Code of Ethics for our senior financial officers (the Code of Ethics)

You can access our current Corporate Governance Guidelines, BCS, Code of Ethics and Committee Charters in the “Investor Relations” section of our website, psbusinessparks.com, or by writing to the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201-2349.

We will disclose any amendments or waivers to the Code of Ethics on our website or in accordance with the SEC and New York Stock Exchange (NYSE) requirements.

Commitment to Diversity

The Board and its Nominating/Corporate Governance Committee are committed to ensuring that a diversity of experiences and viewpoints are represented on the Board as well as the Company’s senior management. As a reflection of this commitment, 33% of our current Board is female, and our Chief Executive Officer is female and Hispanic.

Board Leadership

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. Ronald L. Havner, Jr. has served as Chairman of the Board since March 1998. He is also Chairman and Chief Executive Officer of Public Storage. Mr. Havner has been involved with the Company since its founding and has extensive knowledge of the Company, the markets in which it operates and the real estate industry. Joseph D. Russell, Jr. is a member of our Board and was our Chief Executive Officer from August 2003 to June 2016. Mr. Russell was also our President until August 2015 and currently serves as President of Public Storage. Maria R. Hawthorne serves as our President and was appointed to the position of Chief Executive Officer in July 2016. She is the only management director and brings in-depth knowledge of the issues, opportunities and risks facing the Company, our business and our industry. She is also deeply familiar with our day-to-day operations and management, and has the leadership skills to continue to drive profitable growth of PS Business Parks.

We do not have a policy against one individual holding the positions of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes to be in the best interests of PS Business Parks and its shareholders. Currently, the Board believes that having separate Chairman and Chief Executive Officer roles is serving the interests of the Company and its shareholders well.

Independent Presiding Director

The Board has established a position of independent presiding director to provide an independent director with a leadership role on the Board. The independent presiding director presides at meetings of all non-management directors in executive sessions without the presence of management. These meetings are held on a regular basis in connection with each regularly scheduled board meeting and at the request of any non-management director. In

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addition, the independent directors meet

separately at least once annually. These sessions are designed to encourage open board discussion of any matter of interest without the Chief Executive Officer or any other members of management present. The position of independent presiding director generally rotates annually among the chairs of the standing committees of the Board. James H. Kropp, Chair of the Compensation Committee, was the independent presiding director in 2016 and Robert S. Rollo, Chair of the Nominating/Corporate Governance Committee, is the independent presiding director for 2017.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our Company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the four standing Board committees (as described below), which have assigned areas of oversight responsibility for various matters, as described in the Committee Charters and as provided in the NYSE rules.

The Audit Committee of our Board (the Audit Committee) assists the Board in overseeing the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of our internal audit function. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Audit Committee also reviews various potential areas of financial risk in detail on a regular basis.

The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without taking undue risk.

The Nominating/Corporate Governance Committee focuses on risks associated with director and management succession planning, corporate governance and overall Board effectiveness.

In February 2016, the Board established the new Capital Committee of the Board (the Capital Committee), as discussed in greater detail below under “Committees of the Board of Directors –Capital Committee.”

The Board committees also hear reports from members of management to enable each committee to identify, discuss, understand and manage risk. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed outside the Board meeting.

Board Orientation and Education

Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management and the opportunity to attend external board education programs.

Board Retirement Policy

The Corporate Governance Guidelines provide that no person will be nominated for election to the Board for any term if he or she would attain the age of 73 during such term. The Board has discretion to make exceptions to the policy to provide for a transition period of service.

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Director Independence

The Board evaluates the independence of each director annually based on information supplied by the directors and the Company, and on the recommendations of the Nominating/Corporate Governance Committee. The Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the NYSE. A director qualifies as independent unless the Board determines, in accordance with NYSE rules, that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the director’s relationships with Public Storage.

Following its annual review of each director’s independence, in February 2017, the Nominating/ Corporate Governance Committee recommended to the Board and the Board determined that (i) each member of the Board, other than Ronald L. Havner, Jr., Joseph D. Russell, Jr. and Maria R. Hawthorne, is independent pursuant to the rules of the NYSE, and (ii) each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the SEC. Mr. Havner was deemed not independent because he is Chairman and Chief Executive Officer of Public Storage. Mr. Russell was deemed not independent because he serves as President of Public Storage. Ms. Hawthorne was deemed not independent because she is the President and Chief Executive Officer of PS Business Parks. Mr. Pruitt is independent because he serves only as a board member and not also as an executive officer of Public Storage or PS Business Parks. Relationships between Public Storage and PS Business Parks are described starting on page 49.

Committees of the Board of Directors

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Capital Committee. Each of the standing committees operates pursuant to a written charter, which can be viewed at our website at psbusinessparks.com/investor-relations/corporate-governance. A print copy will be provided to any shareholder who requests a copy by writing to the Company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201-2349.

Our four standing committees are described below.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to assist the Board in fulfilling its responsibilities for oversight of:

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of the independent registered public accounting firm; and

•	the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee Report for inclusion in the annual proxy statement; and annually reviews its charter and performance. Additionally, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the

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Company’s risk assessment and risk management policies.

The Board has determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE. The Board has also determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of the rules of the SEC and NYSE and as independent within the meaning of the rules of the SEC and NYSE.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

•	determine, either as a committee or together with other independent directors, the compensation of the Company’s Chief Executive Officer;

•	determine the compensation of other executive officers;

•	administer the Company’s equity and executive officer incentive compensation plans;

•	review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and incorporated by reference into the Form 10-K and to recommend to the Board for inclusion of the CD&A in the Form 10-K and proxy statement;

•	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

•	review with management its annual assessment of potential risks related to the Company’s compensation policies and practices applicable to all employees;

•	review the advisory shareholder votes on the Company’s executive compensation programs;
•	produce the Compensation Committee Report for inclusion in the annual proxy statement; and

•	evaluate its performance annually.

The Compensation Committee has not delegated any of its responsibilities to individual members of the committee or to a subcommittee of the committee, although it has the discretion to do so.

As required by the charter, during 2016 the Compensation Committee and, in some instances, the Compensation Committee and the independent members of the Board, made all final compensation decisions for our executive officers, including the named executive officers (the named executive officers) set forth in the Summary Compensation Table below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2016, has not done so, relying instead on surveys of publicly available information about senior executive compensation at similar companies. For a discussion of the Compensation Committee’s use of survey information in 2016, as well as the role of Ms. Hawthorne, our President and Chief Executive Officer, in determining or recommending the amount of compensation paid to our named executive officers in 2016, see the CD&A beginning on page 26.

Compensation Committee Interlocks and Insider Participation. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity which has an executive officer who also served on our Compensation Committee or Board at any time during 2016, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

Messrs. Havner and Russell and Ms. Hawthorne are present or former officers of the Company and are members of the Board.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from management concerning its review of

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potential risks related to compensation policies and practices applicable to all of the Company’s employees. In early 2017, the Compensation Committee considered management’s conclusion that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our Chief Executive Officer, reviewed the target metrics for all of our employee incentive compensation plans. At the completion of the review, management concluded that the incentive compensation plans did not create any significant motivation or opportunity for employees to take undue risks to achieve an incentive compensation award. Instead, management concluded that employees who are eligible for incentive compensation are properly incentivized to achieve short- and long-term Company goals without creating undue risks for the Company. Following completion of its review, members of our senior management discussed the results of management’s compensation risk assessment with the Compensation Committee. The Compensation Committee, following discussion, reached a similar conclusion. The Compensation Committee expects to further review compensation risks from time to time.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

•	identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board;

•	develop a set of corporate governance principles applicable to the Company and to review and assess the adequacy of those guidelines on an ongoing basis and recommend any changes to the Board; and

•	oversee the annual Board assessment of Board performance.

Our Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending nominees for election to the Board. Other duties and responsibilities of the Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing and evaluating its charter and performance. The Nominating/Corporate Governance Committee is further guided by the principles set forth in its charter.

Director Qualifications. We believe that members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. Each director must represent the interests of all shareholders. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must submit on an annual basis a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

Director Diversity. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experiences and viewpoints are represented on the Board.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.

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The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

The Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

We do not have any other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select director candidates who will best serve the Board and the Company in the current and anticipated business environment.

Capital Committee

In February 2016, the Board established the Capital Committee, which reports to the Board, and appointed Mr. Schultz as Chairman and Ms. Lewis and Mr. Russell as its initial members. The function of the Capital Committee is to focus on assessing, monitoring and optimizing the Company’s capital expenditures. The committee’s focus will include development and redevelopment opportunities as well as the Company’s annual recurring capital expenditures, which include maintenance capital, tenant improvements and leasing commissions. The goal is to place the Company in the best position to maximize the long-term benefits of its capital expenditures while ensuring its assets are well maintained and positioned in the marketplace to meet the needs and demands of the Company’s customer base. The Capital Committee operates pursuant to a formal charter, which was adopted by the members of the committee in July 2016.

Communications with the Board of Directors

The Company provides a process by which shareholders and interested parties may communicate with the Board. Communication to the Board should be addressed to: Board of Directors, c/o Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

Board and Committee Meetings and

Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting.

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In 2016, the Board held four in-person meetings and two special telephonic meetings. Each director who served as a director at the time attended at least 83% of the Board meetings held and, if a member of a committee of the Board, at least 94% of the meetings held by both the Board and all committees of the Board on which the director served. We do not have a policy regarding directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the Board’s nine directors attended the 2016 annual meeting of shareholders.

The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2016.

Board Committee Membership and 2016 Meetings

Director	Audit	Compensation	Nominating/ Corporate Governance	Capital
Ronald L. Havner, Jr.
Joseph D. Russell, Jr.				Member
Maria R. Hawthorne
Jennifer Holden Dunbar	Member	Member
James H. Kropp (Independent Presiding Director for 2016)		Chair	Member
Sara Grootwassink Lewis	Chair		Member	Member
Gary E. Pruitt	Member
Robert S. Rollo (Independent Presiding Director for 2017)		Member	Chair
Peter Schultz	Member			Chair
Number of Meetings in 2016	4	6	4	3

Compensation of Directors

The Compensation Committee periodically reviews the Company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

Retainers and Meeting Fees. Retainers are paid in cash quarterly and are pro-rated when a director joins the Board other than at the beginning of a calendar year. During 2016, each non-employee director was entitled to receive the following retainers and meeting fees for Board and Board committee service:

Compensation	Amount

Board member	$25,000
Audit Committee Chair’s supplemental retainer	10,000

Other standing committee chairs’ supplemental retainer	5,000

Board meeting attendance (per meeting attended in person)	1,000

Board meeting attendance (per meeting attended by telephone)	500

Board committee meeting attendance (per meeting attended in person)	1,000

Board committee meeting attendance (per meeting attended by telephone)	500

Equity Awards. Each new non-employee director, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, is automatically granted an option to purchase 10,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant, subject to continued service.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a director from the Board because the director is not nominated for re-election due to the Board’s Mandatory Retirement Policy, all outstanding options held by the director vest effective as of the date of his or her retirement and the director has one year to exercise all vested options.

Retirement Stock Grants. Under our Retirement Plan for Non-Employee Directors, each non-employee director of the Company receives, upon retirement as a director of the Company, 1,000 shares of fully-vested Common Stock for each full year of service as a non-employee director of the

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Company, up to a maximum of 8,000 shares. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive any dividends paid on vested shares. At December 31, 2016, Messrs. Havner and Kropp were each entitled to receive 8,000 fully-vested shares of Common Stock upon retirement; Ms. Dunbar was entitled to receive 7,000 shares; Ms. Lewis was entitled to receive 6,000 shares; Messrs. Pruitt and Schultz were each entitled to 4,000 shares; and Mr. Rollo was entitled to receive 3,000 shares. As of December 31, 2016, the value of each award of 8,000 shares was $932,160; the value of 7,000 shares was $815,640, the value of 6,000 shares was $699,120; the value of 4,000 shares was $466,080; and the value of 3,000 shares was $349,560, each based on the closing price of $116.52 of our common stock as of December 31, 2016.

Director Stock Ownership Guidelines. Pursuant to the Corporate Governance Guidelines, each non-management director is encouraged to have a significant stock ownership in the Company. All directors are expected, within three years of election, to own at least $100,000 of common stock of the Company, as determined using the per- share value on the date of acquisition. All of our directors meet this stock ownership requirement.

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Director Compensation in Fiscal 2016. The following table presents the compensation provided by the Company to our directors for the fiscal year ended December 31, 2016:

Director	Fees earned or paid in cash	Option Awards (2)	All Other Compensation (3)	Total
Ronald L. Havner, Jr. (1)	$ -	$ 16,818	$ 24,000	$ 40,818
Jennifer Holden Dunbar	36,000	16,818	21,000	73,818
James H. Kropp	41,000	16,818	24,000	81,818
Sara Grootwassink Lewis	49,500	16,818	18,000	84,318
Michael V. McGee (4)	9,250	-	6,000	15,250
Gary E. Pruitt	34,000	16,818	12,000	62,818
Robert S. Rollo	41,000	16,818	7,500	65,318
Peter Schultz	39,750	16,818	12,000	68,568
(1)	Ronald L. Havner, Jr., Chairman, Joseph D. Russell, Jr. and Maria R. Hawthorne are also directors but did not receive any cash compensation for service as directors during 2016. Mr. Russell and Ms. Hawthorne are also not eligible to receive equity awards for their service as directors or participate in the retirement stock award program described above. Mr. Russell’s and Ms. Hawthorne’s compensation as Chief Executive Officer is set forth below beginning on page 26.

(2)	Reflects the fair value on the date of grant of option awards during 2016. As of December 31, 2016, each director as of such date had the following number of options outstanding: Ronald L. Havner, Jr., 28,685 of which 22,672 are vested; Jennifer Holden Dunbar, 21,994 of which 15,981 are vested; James H. Kropp, 18,341 of which 12,328 are vested; Sara Grootwassink Lewis, 14,205 of which 8,192 are vested; Michael V. McGee, no options outstanding (see footnote 4); Gary E. Pruitt, 20,410 of which 12,329 are vested; Robert S. Rollo, 16,353 of which 7,413 are vested; and Peter Schultz, 20,410 of which 12,329 are vested. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Form 10-K filed with the SEC on February 24, 2017.

(3)	All other compensation consists of dividend equivalents paid on vested retirement shares.

(4)	Mr. McGee retired as a director as of April 26, 2016. In February 2016, the Compensation Committee approved (i) the accelerated vesting of the 6,040 outstanding and unvested options then held by Mr. McGee as of April 26, 2016 and (ii) the extension of the exercise period for all of Mr. McGee’s 28,751 options until April 26, 2017.

The Board recommends voting FOR all director nominees.

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Proposal 2:

Advisory vote to approve

executive compensation

Approve the Company’s compensation practices and principles and their implementation for 2016 for the compensation of the Company’s named executive officers as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

RECOMMENDATION:

Vote FOR approval

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Proposal 2 – Advisory vote to approve executive compensation

Advisory Vote

We are again providing shareholders an advisory vote to approve the compensation of our named executive officers, also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the CD&A section, the tabular disclosure regarding such compensation and the Company’s accompanying narrative disclosure.

At our 2016 Annual Meeting, more than 74% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote, as well as input received from shareholders regarding their votes, as strongly supporting the elements and amounts of compensation paid in respect of 2015 performance as well as the compensation opportunities afforded for long-term growth and performance. As a result, the Compensation Committee did not make any significant changes to the Company’s executive compensation program for 2016.

Annual incentive bonus payments were tied to achieving at least (i) 5.0% increase in adjusted FAD and (ii) 2.0% increase in Same Park NOI. The equity-based compensation opportunity afforded our executive officers in 2016 was limited to restricted stock unit (RSU) awards that might be earned under the LTEIP, under which named executive officers have two opportunities to earn awards of RSUs if the Company achieves targeted increases in internally calculated total return levels and dividend yields over annual and cumulative four-year performance periods. Refer to our Form 10-K for information regarding our calculation of Same Park NOI.

We believe our compensation program for executive officers helped drive our strong performance in 2016, rewarding the Company’s shareholders with a 37.1% TSR that was significantly higher than both the NAREIT Equity Index return of 8.6% and the S&P 500 return of 12.0%. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 index for the five-year, 10-year and 15-year periods ending in December 31, 2016, averaging 12.6% in total annual return since 2001.

The Board therefore recommends that shareholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by the Company’s shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR approval of our executive compensation as described in this proxy statement.

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Compensation Discussion and Analysis

The following section summarizes our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. This section should be read in conjunction with our tabular disclosures regarding the compensation of our named executive officers for the year ended December 31, 2016 and the Compensation Committee Report, which can be found on page 40 of this proxy statement.

Executive Summary

The Compensation Committee’s goal for our executive compensation program is to hire, retain and motivate our senior management to achieve solid financial results and create long-term shareholder value. Our named executive officers are paid based on what the Compensation Committee considers appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities over the long term. We believe that our compensation programs have been effective in helping the Company move towards its financial and operational goals.

In general:

●	Our compensation program has helped establish a strong culture of performance, operational excellence and consistency, and enabled us to build a high-performing organization;

●	We are a proven leader in our industry in delivering profitable growth and enhanced distributions to shareholders;

●	Our compensation practices are consistent with the financial discipline that has allowed us to achieve and maintain exceptional financial strength; and

●	Our business model and supporting compensation program are effective in achieving our objective of building long-term shareholder value.

In fiscal year 2016, senior management successfully grew occupancy and average rent rates and continued to commit to a conservative balance sheet in minimizing the use of debt. Their efforts were directly responsible for the following results:

•	Rental rates for executed deals increased by 5.3% over 2015 levels;

•	Total rental income increased by $13.7 million, or 3.7%, over 2015 levels;

•	NOI (excluding NOI from assets sold and held for development) and Same Park NOI increased by 5.5% and 5.0%, respectively, over 2015 levels;

•	Adjusted FAD increased by 18.7% over 2015 levels;

•	Regular dividends increased by more than 36.3% over 2015 levels, from $2.20 to $3.00 per share;

•	We maintained our S&P credit rating of “A-,” and we continue to be one of the highest rated REITs, ranking higher than all of our public company competitors; and

•	Our TSR of 37.1% was significantly higher than the NAREIT Equity Index return of 8.6% and the S&P 500 return of 12.0%.

Based on these achievements and considerations, the Compensation Committee made the following compensation decisions for 2016:

•	In connection with the departure of Mr. Russell in July 2016, the Compensation Committee determined that he will still be entitled to receive any awards under the LTEIP with respect to 2016 performance, 75% of any awards earned under the LTEIP with respect to the 2014 to 2017 cumulative performance period and up to 50% of his 2016 target cash bonus;

•	Bonuses paid to the named executive officers amounted to 100% of the total targeted opportunity, ranging from $275,000 to

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$450,000; and

•	Each of the named executive officers RSU grants at the maximum level under the LTEIP.

On the other hand, in keeping with our conservative compensation philosophy and practices:

•	Base salaries were maintained at 2015 levels (except Ms. Hawthorne’s base salary was increased in connection with her promotion to Chief Executive Officer of the Company in July 2016);

•	Except for the grants to Ms. Hawthorne in connection with her promotion to Chief Executive Officer, no stock options were awarded;

•	No perquisites were provided to our named executive officers that were not also available to other employees generally; and

•	No “gross-ups” or other tax reimbursement benefits were provided to our named executive officers.

We believe our compensation program for executive officers drove 2016 performance and will continue to drive improved Company performance. Accordingly, the Board recommends that shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

Our Executive Officers

The following is a biographical summary of the executive officers of the Company that are not also serving as directors:

John W. Petersen, age 53, has been Executive Vice President and Chief Operating Officer since he joined the Company in December 2004. Prior to joining the Company, Mr. Petersen was Senior Vice President, San Jose Region, for Equity Office Properties (EOP) from July 2001 to December 2004, responsible for 11.3 million square feet of multi-tenant office, industrial and R&D space in Silicon Valley. Prior to EOP, Mr. Petersen was Senior Vice President with Spieker from 1995 to 2001, overseeing the growth of that company’s portfolio in San Jose, through acquisition and development of nearly three million square feet. Mr. Petersen is a graduate of The Colorado College in Colorado Springs, Colorado, and was recently the President of National Association of Industrial and Office Parks, Silicon Valley Chapter.

Edward A. Stokx, age 51, a certified public accountant, has been Chief Financial Officer and Secretary of the Company since December 2003 and Executive Vice President since March 2004. Mr. Stokx has overall responsibility for the Company’s finance and accounting functions. In addition, he has responsibility for executing the Company’s financial initiatives. Mr. Stokx joined Center Trust, a developer, owner, and operator of retail shopping centers in 1997. Prior to his promotion to Chief Financial Officer and Secretary in 2001, he served as Senior Vice President, Finance and Controller. After Center Trust’s merger in January 2003 with another public REIT, Mr. Stokx provided consulting services to various entities. Prior to joining Center Trust, Mr. Stokx was with Deloitte and Touche from 1989 to 1997, with a focus on real estate clients. Mr. Stokx earned a Bachelor of Science degree in Accounting from Loyola Marymount University.

Executive Officer Diversity. Although we do not have and do not believe there is a need for a formal policy concerning diversity of executive officers, the Board seeks to ensure that a diversity of different experiences, backgrounds and viewpoints are represented in our management. Currently, our Chief Executive Officer is female and Hispanic, and the Board and management continue to be focused and committed to increasing diversity in ongoing succession planning discussions.

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Compensation Philosophy, Objectives and Process

Our compensation goals are to hire, retain and motivate our senior management to create long-term shareholder value. We pay our named executive officers a mix of cash and long-term equity compensation that we consider appropriate in view of individual and corporate performance, competitive levels, and our objective of aligning individual and shareholder interests to maximize the value of our shareholders’ investments in our securities over the long term.

In general, our compensation program for named executive officers consists of (1) a base salary, (2) short-term incentives in the form of annual cash bonuses and (3) long-term performance- and time-based incentives in the form of equity awards, which may be RSUs or stock options, and vest upon continued service or the achievement of defined performance goals ratably over the period specified in the grant or applicable compensation plan.

Annual and long-term incentive compensation for named executive officers is designed to reward achievement of Company-wide performance goals by tying awards primarily to financial objectives such as growth in (1) adjusted FAD per common share, (2) Same Park NOI, (3) the Company’s internally calculated net asset value (NAV), which takes into account property-level performance, including capital expenditures and (4) dividend yields. Other corporate and individual objectives are also considered from time to time.

Because each component of our compensation program is designed to accomplish or reward different objectives, historically and in 2016, the Compensation Committee determined the award of each component separately. Historically and in 2016, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our named executive officers.

The Compensation Committee considers corporate, business unit and individual performance generally, and, particularly with respect to our CEO’s compensation, input from other Board members, including the Chairman of the Board. With respect to the compensation of the executive officers who report to our CEO, the Compensation Committee also considers the recommendations of our CEO.

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. Performance bonuses and long-term, equity-based compensation vary based on the Company’s achievement of financial and operational goals and on each executive’s contributions to such achievement. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year.

Emphasis on Long-Term Compensation and At-Risk Pay

The Compensation Committee strives to provide an appropriate mix of different compensation elements, with an emphasis on long-term compensation. Cash payments primarily reward more recent performance, while equity awards serve as a retention tool and incentivize our named executive officers to continue to deliver results over a longer period of time. In particular, the Compensation Committee specifically designed the LTEIP to focus management on the longer term by including a performance retesting component. This allows management to earn, upon achievement of performance targets over the four-year period covered by the plan, awards that were not granted in years in which the threshold annual award level was not achieved. This feature has not been triggered to date, as the Company has achieved at least the threshold award level every year since the inception of the LTEIP.

In addition, the Compensation Committee believes that a substantial portion of our named executive officers’ compensation should be at-risk, contingent on the Company’s operating performance and growth in shareholder returns over the long-term.

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Assessment of Individual Contributions to Overall Performance

The Compensation Committee’s evaluation of each named executive officer places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or function. The Compensation Committee believes that the named executive officers share the responsibility to support the goals and performance of the Company as a whole.

Long-Term Financial Performance

The Company has delivered strong financial performance over a sustained period of time, increasing FAD over the last five years, and total and Same Park NOI over the last six years. The Compensation Committee believes that our compensation program, structured on the philosophy and objectives outlined above, is a key driver of the Company’s strong performance over the long term.

The Compensation Committee made all final compensation decisions for named executive officers in 2016. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters – Committees of the Board of Directors – Compensation Committee” on page 18.

Sound Governance Practices

In designing our executive compensation around the philosophy and objectives outlined above, the Compensation Committee believes that our program encourages the highest performance standards and aligns the interests of our named executive officers with the interests of our long-term shareholders by:

●	Keeping our named executive officers focused on delivering industry-leading results over long periods of time, aligned with the Company’s business model;

●	Aligning the financial gains and losses of each named executive officer with the experience of long-term shareholders; and

●	Supporting retention and continuity of leadership.

At the same time, the following features in our program discourage inappropriate risk taking:

●	Extensive stock holding requirements;

●	Total compensation that is heavily weighted towards equity with long vesting periods;

●	No employment contracts, severance agreements or change-in-control arrangements;

●	No guaranteed bonuses other than for new hires; and

●	No additional grants to balance changes in value of prior grants.

Elements of Compensation

To achieve our compensation objectives, we believe that total executive compensation should be balanced among the following components: (1) an annual base salary, (2) short-term performance-based incentive opportunities in the form of bonuses that are generally paid in cash and (3) long-term performance-based incentive opportunities in the form of equity awards, which typically include RSU awards that generally vest upon continued service ratably over the period specified in the grant or applicable compensation plan.

Annual Base Salary

Base salaries provide a competitive level of fixed compensation to attract and retain the best possible executive talent. We establish base salaries for named executive officers at levels sufficient to achieve our hiring and retention goals. However, a significant portion of the total annual cash compensation such executives can earn consists of performance-based awards through our annual performance-based cash bonus program.

Base salaries are set based on factors that include competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee. The factors considered also include input from other Board members, including the Chairman of the Board, particularly with respect to our CEO, and the recommendations of our CEO for the other named

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executive officers. In general, the Compensation Committee reviews base salaries every two years for the named executive officers.

Short-Term Performance-Based Bonus Awards

Our annual performance-based cash bonus program provides an opportunity to reward named executive officers for performance during the fiscal year. It is generally based on the achievement of corporate and individual performance goals, or a combination of the two. The corporate performance goals generally relate, in any given year, to one or more of the following financial factors: growth in adjusted FAD, growth in Same Park revenue, growth in Same Park NOI and/or the maintenance of targeted levels of property-level returns after capitalized transactional expenditures. Achievement of other operational and financial goals may also be included from time to time. Individual performance goals vary from year to year, depending on management’s and the Compensation Committee’s determination of the most effective areas of focus in driving shareholder return.

We have had a long history of setting annual incentive award targets at around one time base salary, but this does not preclude the Compensation Committee from approving higher or lower annual incentive awards. The actual awards are determined by the Compensation Committee after determining whether the targeted corporate performance metrics have been achieved and, with respect to individual and other goals, considering the recommendations of our CEO with respect to the performance of the other named executive officers. In addition, the Compensation Committee solicits the views of the Chairman and the Board, particularly with respect to the performance of our CEO. The Compensation Committee has the discretion to increase or reduce the amount of any actual award based on those factors that the Compensation Committee considers appropriate.

Long-Term Performance- and Time-Based Equity Compensation

Equity awards are long-term incentives designed to reward long-term growth in shareholder returns. We believe these awards help retain executives because they achieve their maximum value only if the price of our Common Stock increases after the date of grant and the executive continues to be employed by us for a period of years. In general, equity awards are granted only after the Compensation Committee has determined that the applicable performance goals have been achieved. Granted awards vest ratably in installments over the period of time, and pursuant to other terms and conditions, specified in the grant or applicable compensation plan. The Compensation Committee has generally granted only RSUs and stock options, and has the discretion to award a mix of both to executive officers.

Stock Options. Stock options have value solely to the extent that the price of our Common Stock is greater than the exercise price of the option at the time of exercise. Options help us retain executive officers in that options vest over a multi-year period and achieve their maximum value to the executive only if he or she remains in the Company’s employ for a period of years.

Stock options are granted with an exercise price of not less than 100% of the fair market value of our Common Stock on the date of grant, which ensures that the executive officer does not profit from the option unless the price of our Common Stock increases after the grant date.

The Compensation Committee determines stock option award levels to the named executive officers in its discretion, considering input from other Board members with respect to stock option awards to our CEO, recommendations of our CEO with respect to awards to the other named executive officers, the executive’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

Except for the awards to Ms. Hawthorne in connection with her promotion to Chief Executive Officer, no stock options were granted to executive officers in 2016, and the Compensation Committee does not anticipate granting stock options to any current executive officer during the remaining term of the LTEIP.

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RSUs. RSUs increase in value as the value of our Common Stock increases, and vest over time, provided that the executive officer remains employed at the Company.

Awards of RSUs serve the Compensation Committee’s objectives of retaining executive officers and other employees and motivating them to advance the interests of the Company and its shareholders. Unlike stock options, RSUs retain some value even in persistently declining markets, and may be particularly important to the Company during difficult market conditions because of their value in retaining executive talent at times when we may need it most. In addition, to better align the interests of our named executive officers with those of our shareholders, vested RSUs, but not vested options, count toward the determination of whether the respective stock ownership guidelines have been satisfied.

The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. However, it may determine not to award stock options or RSUs during certain periods.

Equity Grant Practices. Equity grants to all of our executive officers, including the named executive officers, must be approved by the Compensation Committee, which consists entirely of independent directors.

●	Grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and are made effective as of the date of the meeting or written action, or a future date if appropriate (such as in the case of a new hire);
●	Equity awards to executive officers are not timed in coordination with the release of material non-public information. Awards are also subject to the terms of our 2012 Equity and Performance-Based Incentive Compensation Plan (the 2012 Plan);

●	Historically, equity awards to executive officers have vested over an extended period, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term;

●	With respect to awards of performance-based RSUs to the named executive officers other than our CEO, the Compensation Committee determines award levels based on recommendations from our CEO, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below;

●	In 2016, the Compensation Committee approved a pool of 5,000 RSUs to be granted under authority of Ms. Hawthorne, the Company’s President and CEO, to new employees or employees promoted by the Company who are not executive officers of the Company. These awards are typically granted on the first trading day of the month following the hire or promotion date, and vest in equal annual installments over five years; and

●	Equity grants to other non-executive officers may be made at other times during the year, but are not timed in coordination with the release of material non-public information. These awards typically vest in equal annual installments over six years.

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Our Key Governance Practices

Our executive compensation program is designed to align executive performance with the long-term interests of shareholders and is regularly reviewed to ensure that our compensation policies and practices continue to support the needs of our business, create value for shareholders and reflect sound governance practices.

Below is a summary of our key governance practices as they relate to executive compensation:

✓    What We Do

✓	Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” Approximately 82.3% of 2016 named executive officer compensation was tied to the achievement of performance goals that are key drivers to the success of our business.

✓	Promote retention and increase long-term shareholder value. Equity award grants to named executive officers vest ratably over a time period of at least 4 years.

✓	Mitigate undue risk in our executive compensation program. Financial targets for bonuses typically are based on multiple metrics to avoid inordinate focus on any particular metric. In addition, the Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts. Also, bonus payments are capped at a maximum payout level.

✓	Stock ownership guidelines for executive officers. In 2015, the Company implemented minimum stock ownership guidelines of 5X annual base salary for our CEO and 3X annual base salary for all of our other named executive officers. As of the date of this proxy statement, all of our executive officers have exceeded their stock ownership requirements except for Ms. Hawthorne, who has until April 2020 to meet such guidelines.

✓	Pay a high percentage of executive compensation in equity. Our executive officers receive a higher percentage of their total compensation in equity, thus aligning their interests more closely with those of our shareholders, than their peers in the industry.

✓	Clawback of equity awards. Awards granted pursuant to our 2012 Plan are subject to mandatory repayment by the grantee to the Company if the grantee is or becomes subject to any clawback requirement under applicable laws.

    What We Don’t Do

No employment, “golden parachute” or severance agreements with our NEOs.

No guaranteed bonus arrangements with our NEOs except in connection with new hires as inducement to attract the best candidates.

No repricing of stock options.

No excessive perquisites. Except for perquisites that are available to employees generally such as holiday emoluments, anniversary awards and contributions to the 401(k) Plan, the Company does not offer perquisites to our named executive officers.

No tax gross ups. The Company does not provide “gross-ups” or other reimbursements of golden parachute or other taxes to its executive officers.

No supplemental retirement plans. The Company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our executives, other than providing executives the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

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Executive Officer Stock Ownership Guidelines

The Board implemented stock ownership guidelines for executive officers effective April 28, 2015. Each executive officer is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary. The guideline for the Chief Executive Officer is five times his or her base salary and for the other executive officers is three times his or her base salary. As of the date of this proxy statement, Messrs. Petersen and Stokx exceed our executive officer stock ownership guidelines. Ms. Hawthorne does not meet these guidelines but has until April 2020 to do so.

Only shares of Common Stock (1) owned by the executive, (2) owned jointly by him/her and his/her spouse, (3) owned by his/her spouse, (4) held by him/her in the 401(k) Plan and (5) held in custodial accounts or trust for him/her or for his/her spouse and/or children are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

Tax and Accounting Considerations - Section 162(m)

Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as the operating partnership. Because most of our employees and all of our named executive officers are employed by the operating partnership, we do not believe the provisions of Section 162(m) apply to us. However, our 2012 Plan was designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m). The Compensation Committee generally considers the requirements of Section 162(m) when reviewing incentive compensation matters, including setting maximum bonus payouts at five times base salary in compliance with these tax regulations. However, this does not represent a potential award that the Compensation Committee has historically granted, or intends to grant, in its discretion.

2016 Executive Compensation

2016 Company Performance

Execution on Strategy. During 2016, most markets continued to reflect favorable conditions allowing for management to focus on improving occupancy and rental rates. Optimized occupancy gives us the ability to adjust rents and transaction costs aggressively in response to changing conditions, thereby accelerating company financial performance and operating metrics. In addition, we continued to commit to a conservative balance sheet in minimizing the use of debt. Management’s successful execution on these strategies enabled the Company to deliver solid results on several fronts during the year, including the following:

Key Financial Metrics

●	Management’s initiatives to grow occupancy continued to result in growing rental rates on executed deals, which increased by 5.3% over 2015 levels;

●	NOI (excluding NOI from assets sold and held for development) and Same Park NOI increased by 5.5% and 5.0%, respectively, over 2015 levels, through increases in weighted average occupancy, average rents, reductions in cost and income from parks acquired in 2016; and

●	Adjusted FAD increased by 18.7% over 2015 levels.

Strong Dividend Growth and Financial Discipline

●	Regular dividends increased by more than 36.3% over 2015 levels, from $2.20 to $3.00 per share;

●	The Company continues to enjoy one of the lowest leverage levels in the REIT industry;

●	By virtue of our historically low leverage, a consistently conservative financial posture and robust earnings capability, we maintained our S&P credit rating of “A-”; and

●	We continue to be one of the highest rated REITs by S&P, higher than all of our public company competitors.

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Total Shareholder Return. We believe our compensation program for executive officers helped drive our strong performance in 2016, rewarding the Company’s shareholders with a 37.1% TSR during 2016. This was significantly higher than both the NAREIT Equity Index return of 8.6% and the S&P 500 return of 12.0% for the year. In addition, our TSR beat the NAREIT Equity Index and the S&P 500 indices for the 15-year period ending December 31, 2016, averaging 12.6% in TSR per year since 2001. The exhibit below shows our TSR expressed as cumulative return to shareholders since December 31, 2011, and illustrates that $100 invested in PS Business Parks on December 31, 2011 would have been valued at $248.11 as of December 31, 2016.

Sustained Shareholder Value (TSR)1

Superior TSR Performance Over the Long Term

1  TSR assumes reinvestment of dividends.

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FAD and Shareholder Distributions. In 2016, we grew our FAD per common share by 25.2% over 2015 levels, which increased our capacity for investments in the business. Annual dividends per common share paid in 2016 also grew by more than 36.3%. The following chart shows the growth achieved by PS Business Parks in these two metrics over a five-year period.

Consistent Growth in FAD and Dividends per Common Share

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Factors Considered by the Compensation Committee in its Compensation Decisions for 2016

2016 Advisory Vote to Approve Executive Compensation. We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value. At our 2016 Annual Meeting, more than 74% of the votes cast on our say-on-pay proposal were voted in favor of the proposal. The Compensation Committee considered the results of this vote, as well as input received from shareholders regarding their votes, and concluded that its pay for performance philosophy is strongly supported by shareholders, and decided not to make significant changes to our executive compensation programs for 2016.

Role of Management and Compensation Committee Meetings. In general, our CEO attends all meetings of the Compensation Committee at which (i) compensation of the other named executive officers or other employees is discussed and/or (ii) Company-wide compensation matters, such as the consideration of new equity plans, are discussed.

Our CEO does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits our CEO’s views on the performance of the executive officers reporting to him or her, including each of the other named executive officers. In general, the Compensation Committee sets the compensation for the other named executive officers after consideration of the recommendations prepared by our CEO with respect to appropriate amounts to reward and incentivize each named executive officer. The Compensation Committee solicits the views of the Chairman of the Board and other Board members, particularly with respect to compensation for our CEO.

The Compensation Committee met six times during 2016. Mr. Russell (our CEO from January to June 2016) and Ms. Hawthorne (our CEO from July 2016 to present) attended a portion of most of the meetings. Mr. Russell and Ms. Hawthorne did not participate in the deliberations of the

Compensation Committee with respect to setting their compensation.

2016 Compensation Targets

The Compensation Committee designed its incentive compensation programs for 2016 to focus management on growing our business.

2016 Annual Cash Incentive Thresholds and Targets. In February 2016, the Compensation Committee met to determine the appropriate performance thresholds and target amounts for 2016 annual incentive bonuses in order to properly incentivize senior management with respect to 2016 performance. The thresholds represent the minimum performance levels that must be achieved in order for senior management to be qualified for awards of 2016 annual incentive bonuses at the target amounts.

After consideration of the Company’s strategic goals and input from Mr. Russell and other Board members, including the Chairman of the Board, the Compensation Committee established the following as the performance thresholds for payment of senior executive bonuses: (i) at least 5.0% growth in 2016 adjusted FAD from 2015 adjusted FAD and (ii) at least 2.0% growth in 2016 Same Park NOI from 2015 Same Park NOI. These financial metrics were selected by the Compensation Committee because of their importance to both the PS Business Parks senior executive team and to investors. And consistent with our long history of setting annual incentive award targets at around one time base salary (although this does not preclude the Compensation Committee from approving higher or lower annual incentives awards), 2016 bonus target amounts were established at 100% of base salary for each executive officer. However, in connection with Mr. Russell’s resignation as Chief Executive Officer in July 2016, his bonus target was subsequently reduced to 50% of his original 2016 target cash bonus.

Adjusted FAD for these purposes is calculated after FAD is computed. FAD is computed by adjusting consolidated FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions,

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straight-line rent, stock compensation expense, impairment charges, amortization of lease incentives and tenant improvement reimbursements, in-place lease adjustment and the impact of EITF Topic D-42. Consolidated FFO is computed as net income, before depreciation, amortization, minority interest in income, gains or losses on asset dispositions and nonrecurring items. For purposes of calculating the FAD bonus target amounts, 2016 FAD was also adjusted to neutralize the impact of maintenance capital expenditures and by (i) decreases in preferred distributions due to the redemption of preferred securities and (ii) income, capital and expenses incurred in connection with asset dispositions in 2016. Refer to our Form 10-K for information regarding our calculation of Same Park NOI.

In determining whether the bonus paid is to be at, above or below the target bonus amount, the Compensation Committee will solicit the views of the Chief Executive Officer (with respect to the other named executive officers) and the Chairman and the Board (with respect to the Chief Executive Officer), taking into account the performance of each named executive officer, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee.

In addition, the Compensation Committee set the maximum 2016 bonus payout for named executive officers at five times base salary in consideration of Section 162(m). However, this does not represent a potential award that the Compensation Committee has historically granted, or intends to grant, in its discretion.

2016 Equity-Based Compensation Targets. The equity-based compensation opportunity afforded our executive officers in 2016 was limited to RSU awards that might be earned under the LTEIP adopted in March 2014.

Under the LTEIP, named executive officers are eligible to receive two opportunities to earn awards of RSUs if the Company achieves targeted increases in total return (defined as growth in NAV, which takes into account property-level performance, including capital expenditures, together with dividend yields) over annual and cumulative four-year performance periods. These return levels were determined by the

Compensation Committee to be challenging but achievable.

As a result of the decisions made by the Compensation Committee in connection with Mr. Russell’s departure, the maximum number of RSUs that may potentially be awarded to the named executive officers over the four-year performance period under the LTEIP was reduced from 295,000 to 263,750. Annual RSU awards may be made following completion of each of four separate annual performance periods, and a cumulative RSU award may be made in early 2018 based on total return achieved over the 2014 to 2017 period. Executive officers may earn up to 20% of the potential RSU awards that may be made under the LTEIP for each year in the four-year performance period if the maximum performance level is achieved for that year, with the actual number of RSUs awarded each year determined based on achievement of threshold, target and maximum levels of total return. The final 20% of the potential RSU awards are allocated to the cumulative award at the end of the performance period. Any awards vest ratably over four years beginning on the date of the award. Participants receive dividends on RSUs during the vesting period.

Only if the Company’s total return does not meet the threshold performance level for any year in the performance period, a number of RSUs equal to the maximum number of RSUs available for that year will be added to the pool of RSUs that may be awarded in the cumulative award at the end of the performance period (i.e., if the threshold level is achieved for any performance period, any shortfall between the number of RSUs at the maximum award level and what was actually earned for that performance period are forfeited and not added to the available pool for the cumulative performance period). This performance retesting component was designed by the Compensation Committee to focus management on the longer four-year time frame, in keeping with the Company’s compensation philosophy. However, no RSUs have been added to the cumulative award to date, as the Company has achieved at least the threshold award level every year since the inception of the LTEIP.

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2016 Compensation Decisions

In February 2017, the Compensation Committee considered that (i) adjusted 2016 FAD was $164.6 million, an 18.7% increase over 2015, (ii) 2016 Same Park NOI was $259.2 million, a 5.0% increase over 2015 and (iii) the highest total return level under the LTEIP was achieved for 2016. As a result, the Compensation Committee made the following decisions with respect to 2016 compensation:

●	In connection with his resignation as the Chief Executive Officer of PS Business Parks, Mr. Russell will still be entitled to any awards earned under the LTEIP with respect to 2016 performance, 75% of any awards earned under the LTEIP with respect to the 2014 to 2017 cumulative performance period and up to 50% of his 2016 target cash bonus;

●	Base salaries remain unchanged from 2015 levels except for Ms. Hawthorne, whose base salary was increased to $450,000 in connection with her promotion to Chief Executive Officer;

●	As a result of management’s achievement of 18.7% growth in 2016 adjusted FAD and 5.0% growth in Same Park NOI, bonuses paid to the named executive officers for 2016 amounted to 100% of their total targeted opportunity ($275,000 to $450,000);

●	10,000 RSUs were awarded to Ms. Hawthorne in connection with her promotion to Chief Executive Officer;

●	Annual total return as computed under the LTEIP (growth in NAV, which takes into account property-level performance, including capital expenditures, together with dividend yields) was 16.8%, qualifying management for grants of RSUs at the maximum level under the plan. As a result, 59,000 performance-based RSU awards were granted to the named executive officers in March 2017 for 2016 performance; and

●	Except for options to acquire 25,000 shares of Common Stock that were granted to Ms. Hawthorne in connection with her promotion to Chief Executive Officer, no stock options were awarded to the named executive officers during 2016, and the Committee does not anticipate making any stock option grants to the named executive officers during the remaining term of the LTEIP, which provides for awards of RSUs upon the achievement of certain targets and conditions.

In evaluating management’s performance, the Compensation Committee placed significant weight on their strategic decisions that correctly anticipated changing economic conditions, their successful execution on that strategy and their unwavering financial discipline. Our management team, with Mr. Russell and Ms. Hawthorne as its leaders in particular, successfully oversaw and navigated the Company through these challenges. And in keeping with its compensation philosophy of emphasizing and rewarding long-term performance, the Compensation Committee avoided placing inordinate emphasis on strict year-over-year comparisons in any specific financial metric, such as total revenue or net income, as they are in part skewed by one-time and non-recurring events and do not reflect management’s long-term strategic focus. As such, the Compensation Committee believes that the Company’s 2016 executive compensation is fully aligned with performance.

Base Salaries. The Compensation Committee typically reviews base salaries for increases every two years. In 2015, the Compensation Committee considered but did not make any adjustments to base salaries established in July 2013, except that Ms. Hawthorne’s base salary was increased to $400,000 in connection with her promotion to President of the Company in August 2015. And no change in base salaries was considered in 2016 consistent with the Compensation Committee’s practice of reviewing base salaries every two years, except that Ms. Hawthorne’s base salary was increased to $450,000 in connection with her promotion to Chief Executive Officer in July 2016. As such, the base salaries of Mr. Petersen and Mr. Stokx remain at their 2013 levels of $355,000 and $275,000, respectively.

Annual Cash Incentives. Based on the achievement of the annual incentive performance targets set for 2016, the Compensation Committee awarded bonuses to all named executive officers in the following amounts: $283,750 for Mr. Russell (which represents 50% of his original targeted bonus), $450,000 for Ms. Hawthorne, $355,000 for Mr. Peterson and $275,000 for Mr. Stokx. Because these awards were based on pre-established

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performance goals, they are presented in the Summary Compensation Table on page 41 as “Non-Equity Incentive Plan Compensation.”

Equity-based Compensation. In February 2017, the Compensation Committee considered that the management achieved 16.8% in annual total return, as computed under the LTEIP. This result qualified executive officers for equity-based compensation at the maximum level. Accordingly, each of the named executive officers received grants in March 2017 for 2016 performance at the maximum level.

The following table shows the number of RSUs that may be awarded to our named executive officers in respect of a given year and over the four-year averaging period assuming the Company’s achievement of threshold, target and maximum performance levels of total return for each performance period. The table also shows the maximum number of RSUs each named executive officer may earn under the LTEIP. The RSUs available for award under the LTEIP have been allocated among the Chief Executive Officer and the other named executive officers based on the Compensation Committee’s subjective assessment of each individual’s relative responsibilities and contributions to the Company’s total returns. With respect to the allocations to the named executive officers other than Ms. Hawthorne, the committee also considered the recommendations of Ms. Hawthorne.

	Potential Annual RSU Awards under the LTEIP, by Total Return Performance Level (1)			Total Number of RSUs That May be Awarded to Each Named Executive Officer under the LTEIP, Assuming Maximum
Name	Threshold	Target	Maximum	Performance Level
Joseph D. Russell, Jr.	16,666	21,428	25,000	93,750

Maria R. Hawthorne	8,000	10,286	12,000	60,000

John W. Petersen	8,000	10,286	12,000	60,000

Edward A. Stokx	6,666	8,572	10,000	50,000
(1)	For purposes of the cumulative RSU awards, assumes that the Company’s total return met at least the threshold performance level in each of the individual years in the performance period such that none of the potential RSU awards for an individual year was added to the cumulative award at the end of the performance period.

Performance-Based and At-Risk Compensation

The following charts depict 2016 compensation for our CEO (Mr. Russell from January to June 2016 and Ms. Hawthorne from July 2016 to present)1, and for our two other named executive officers, the split between (i) compensation that is tied to the achievement of performance goals, consisting of long-term equity incentive compensation in the form of RSUs and short-term non-equity incentive compensation in the form of cash bonuses and (ii) compensation that is not tied to performance goals, consisting of base salary and all other compensation. We believe that paying a significantly larger percentage of total compensation to our CEO and other NEOs in performance-based cash and equity awards, as depicted below, properly aligns with our compensation objectives.

1 Refer to Appendix B to this proxy statement for a calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses.

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1 Refer to Appendix B to this proxy statement for a calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses.

2017 Compensation Outlook

The Compensation Committee believes the Company is well-positioned as a result of management’s focus and successful execution over the last several years. Given these expectations, the Compensation Committee met in February and March 2017 and made the following decisions for 2017 executive officer compensation:

●	Executive officer base salaries are to be maintained at 2016 levels;

●	Consistent with our historical practice, 2017 bonus target amounts are set at 100% of base salary for each executive officer if performance targets are achieved;

●	The threshold for the payment of bonuses is again tied to achieving targeted levels of growth in Same Park NOI and adjusted FAD;

●	In determining whether the bonus is to be at, above or below the target bonus amount, the Compensation Committee will solicit the views of the Chief Executive Officer (with respect to the other named executive officers) and the Chairman of the Board (with respect to the Chief Executive Officer), taking into account the performance of each named executive officer, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee; and

●	All named executive officer bonuses are capped at five times base salary for purposes of Section 162(m). As in 2016, this does not represent a potential award that the Compensation Committee has historically granted, or intends to grant, in its discretion.

Compensation Committee Report

The Compensation Committee of the Board of Directors of PS Business Parks, Inc. has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

James H. Kropp, Chair

Jennifer Holden Dunbar

Robert S. Rollo

PS Business Parks • 2017 Proxy Statement • 40

Proposal 2

Executive Compensation Tables

The following table sets forth certain information concerning the compensation paid for the years ended December 31, 2016, 2015 and 2014 to the Company’s principal executive officer, principal financial officer and the one other most highly compensated person who was serving as executive officers of the Company on December 31, 2016. These three positions constitute all the Company’s executive officers.

I.          Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Joseph D. Russell, Jr.	2016	$333,328	-	$2,802,000	-	$283,750	$10,600	$3,429,678
Chief Executive Officer	2015	568,301	-	2,434,000	-	567,500	10,600	3,580,401
(January to June 2016)	2014	568,301	-	1,332,113	-	710,376	10,400	2,621,190
Maria R. Hawthorne	2016	425,801	-	2,402,560	235,250	450,000	10,600	3,524,211
President and CEO	2015	353,204	-	1,168,320	-	368,000	10,600	1,900,124
(July to December 2016)	2014	325,747	-	639,440	-	310,000	10,400	1,285,587
John W. Petersen	2016	355,801	-	1,344,960	-	355,000	10,600	2,066,361
Executive vice President and	2015	355,801	-	1,168,320	-	310,000	10,600	1,844,721
Chief Operating Officer	2014	355,801	-	639,440	-	300,000	10,400	1,305,641
Edward A. Stokx,	2016	275,801	-	1,120,800	-	275,000	10,600	1,682,201
Executive Vice President,	2015	275,801	-	973,600	-	230,000	10,600	1,490,001
Chief Financial Officer and Secretary	2014	275,801	-	532,813	-	260,000	10,400	1,079,014

(1)	Includes an amount of $801 per annum in holiday emoluments paid to each named executive officer (except Mr. Russell, who resigned as of June 30, 2016), a benefit provided to all employees. The amount shown for Mr. Russell in 2016 includes a payment for accrued and unused vacation time in the amount of $49,578. Ms. Hawthorne’s annual salary for 2016 was $400,000 through June 30, 2016 and $450,000 thereafter.

(2)	The amounts for stock awards reflect the grant date fair value. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Form 10-K filed with the SEC on February 24, 2017. The amount shown for Ms. Hawthorne in 2016 represents (i) the grant date fair value of the 10,000 RSUs ($1,057,600) awarded in connection with her appointment as Chief Executive Officer in July 2016 and (ii) the grant date fair value of performance-based RSUs awarded for 2016 performance under the LTEIP ($1,344,960).

(3)	The amount shown for Ms. Hawthorne in 2016 represents the grant date fair value of options to acquire 25,000 shares of Common Stock awarded in connection with her appointment as Chief Executive Officer in July 2016.

(4)	Includes amounts earned pursuant to the Company’s annual incentive award program.

(5)	All Other Compensation for 2016 consists of Company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $10,600 in 2016).

PS Business Parks • 2017 Proxy Statement • 41

Proposal 2

II.          Grants of Plan-Based Awards

The following table sets forth certain information relating to grants of plan-based awards to the named executive officers for 2016 performance.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of
Name	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#) (2)	Awards ($ Sh)	Stock Awards ($) (3)
Joseph D. Russell, Jr.
Annual Incentive	02/18/16	283,750	1,418,750	-	-	-	-	-	-
RSUs	03/15/17	-	-	16,666	21,428	25,000	-	-	2,802,000
Maria R. Hawthorne
Annual Incentive	02/18/16	450,000	2,250,000	-	-	-	-	-	-
RSUs	07/01/16	-	-	-	10,000	-	-	-	1,057,600
RSUs	03/15/17	-	-	8,000	10,286	12,000	-	-	1,344,960
Options	07/01/16	-	-	-	-	-	25,000	105.76	235,250
John W. Petersen
Annual Incentive	02/18/16	355,000	1,775,000	-	-	-	-	-	-
RSUs	03/15/17	-	-	8,000	10,286	12,000	-	-	1,344,960
Edward A. Stokx
Annual Incentive	02/18/16	275,000	1,375,000	-	-	-	-	-	-
RSUs	03/15/17	-	-	6,666	8,572	10,000	-	-	1,120,800

(1)	Amounts shown in these columns represent the range of possible annual cash incentive payouts and stock awards pursuant to the PS Business Parks performance-based compensation plan based upon achievement of 2016 performance targets except for the RSUs granted to Ms. Hawthorne on July 1, 2016, which were awarded in connection with her promotion to Chief Executive Officer. Actual payouts are shown in the Summary Compensation Table on page 41.

(2)	The stock options granted to Ms. Hawthorne were awarded in connection with her promotion to Chief Executive Officer in July 2016, which vest in five equal annual installments beginning on the first anniversary after the grant date.

(3)	Amounts shown in this column reflect the fair value of stock awards computed as of the grant dates.

PS Business Parks • 2017 Proxy Statement • 42

Proposal 2

III.          Option Exercises and Stock Vested in 2016

The following table provides information about options exercised by the named executive officers during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Joseph D. Russell, Jr.	-	$ -	11,217	1,090,103
Maria R. Hawthorne	-	-	5,400	524,752
John W. Petersen	7,500	402,270	5,600	543,728
Edward A. Stokx	12,123	628,356	4,567	443,651

(1)	Value realized on exercise represents the difference between the market price of the Company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings

Name	RSU Vesting Date	Fair Market Value of RSUs ($)
Joseph D. Russell, Jr.	02/22/16	75,904
	03/15/16	1,014,199
Maria R. Hawthorne	02/22/16	37,952
	03/15/16	486,800
John W. Petersen	02/22/16	56,928
	03/15/16	486,800
Edward A. Stokx	02/22/16	37,952
	03/15/16	405,699

PS Business Parks • 2017 Proxy Statement • 43

Proposal 2

IV.          Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested (2)
Joseph D. Russell, Jr.	-	-	$ -	-	28,682	$ 3,342,027
Maria R. Hawthorne	-	25,000	105.76	07/01/26	23,800	2,773,176
John W. Petersen	27,500	-	50.63	03/15/20	14,200	1,654,584
Edward A. Stokx	7,000	-	50.63	03/15/20	11,632	1,355,361

(1)	All unvested RSUs were granted on (i) February 22, 2012, which RSUs vest on February 22, 2017 and 2018, (ii) March 15, 2015, which RSUs vest on March 15, 2017, 2018 and 2019 and (iii) July 1, 2016, which RSUs vest on July 1, 2017, 2018, 2019, 2020 and 2021.

(2)	Assumes a price of $116.52 per share, the closing price for our common stock on the NYSE as of December 31, 2016.

V.          Potential Payments Upon Termination or Change of Control

Payments Upon Termination. We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the 2012 Plan, the 2003 Stock Option and Incentive Plan (the 2003 Plan), the 401(k) Plan or as required by law. These include:

•	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

•	amounts contributed under our 401(k) Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of a named executive officer while employed by the Company, the executive officer will receive 401(k) Plan contributions noted above and accrued unused vacation pay, in addition to the following:

•	All unvested outstanding stock options held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death, but prior to termination of the option;
•	All outstanding unvested stock options and RSUs held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option; and

•	The officer will receive payments under the Company’s life insurance program or disability plan, as applicable, similar to all other employees of the Company.

Payments Upon a Change of Control. The Company’s 2003 Plan provides that upon the occurrence of a “change of control” of the Company:

•	all outstanding unvested RSUs and restricted stock grants will vest immediately; and

•	all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

PS Business Parks • 2017 Proxy Statement • 44

Proposal 2

A “change of control” is defined in the 2003 Plan to include:

•	the dissolution or liquidation of the Company or a merger in which the Company does not survive,

•	the sale of substantially all the Company’s assets, or

•	any transaction which results in any person or entity, other than B. Wayne Hughes and members of his family and their affiliates, owning 50% or more of the combined voting power of all classes of our stock.

The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the “change of control” for continuation of the 2003 Plan or substitution of new options, restricted stock and RSUs or (2) a majority of the Board determines that the “change of control” will not trigger application of the foregoing provisions.

Under the Company’s 2012 Plan, pursuant to which the LTEIP was adopted, the occurrence of a change of control would result in the cessation of the measurement period under the plan as of the date of the change of control. Had a change of control occurred as of December 31, 2016, no payouts would have been made under the LTEIP.

The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2016 and assuming a closing market price of our common stock on the NYSE as of such date of $116.52.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Joseph D. Russell, Jr.	$ -	$ 3,342,027	$ 3,342,027
Maria R. Hawthorne	269,000	2,773,176	3,042,176
John W. Petersen	-	1,654,584	1,654,584
Edward A. Stokx	-	1,355,361	1,355,361

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of our common stock on the NYSE as of December 31, 2016.

(2)	Represents the number of RSUs multiplied by the closing price of the Company’s common stock on the NYSE as of December 31, 2016.

PS Business Parks • 2017 Proxy Statement • 45

Proposal 2

Equity Compensation Plan Information as of December 31, 2016

The following table sets forth certain equity compensation plan information as of December 31, 2016:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	374,348	$64.92	1,160,152	(2)
Equity compensation plans not approved by security holders	-	-	-
Total (3)	374,348	$64.92	1,160,152

(1)	Each of our equity compensation plans has been approved by our shareholders.

(2)	Represents shares of our common stock available for issuance under the Company’s equity compensation plan.

(3)	Amounts include RSUs.

PS Business Parks • 2017 Proxy Statement • 46

Proposal 2

Stock Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class (1)
Public Storage 701 Western Avenue Glendale, California 91201-2349 (2)	7,158,354	26.38%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355 (3)	3,166,046	11.67%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022 (4)	3,137,299	11.56%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202 (5)	2,500,986	9.22%
Vanguard Specialized Funds Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, Pennsylvania 19355 (6)	1,542,549	5.68%

(1)	The percent of class is calculated using the common stock ownership numbers as of the dates indicated below divided by shares outstanding on March 1, 2017 of 27,139,272 shares of Common Stock.

(2)	Holdings reported are as of March 1, 2017. The reporting persons listed above have filed a joint Schedule 13D, amended as of November 8, 2013. Public Storage has sole voting and dispositive power with respect to all such shares. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 Units held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of our operating partnership) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s common stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 42.0% of the Common Stock (based upon the Common Stock outstanding at March 1, 2017 and assuming such conversion).

(3)	Holdings reported as of December 31, 2016 as set forth on a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group, as investment adviser of its clients, to report sole voting power with respect to 64,371 shares, shared voting power with respect to 24,025 shares, sole dispositive power with respect to 3,104,061 shares and shared dispositive power with respect to 61,985 shares.

(4)	Holdings reported as of December 31, 2016 as set forth in Schedule 13G/A filed on January 17, 2017 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole dispositive power with respect to 3,137,299 shares and sole voting power with respect to 3,037,612 shares.

(5)	Holdings reported as of December 31, 2016 as set forth on a Schedule 13G/A filed on February 7, 2017 by T. Rowe Price Associates, Inc. (Price Associates), as investment adviser of its clients, to report sole voting power with respect to 409,426 shares and sole dispositive power with respect to 2,500,986 shares. For SEC reporting purposes, Price Associates is deemed to be a beneficial owner of these securities. However, Price Associates has expressly disclaimed that it is an owner of such securities.

(6)	Holdings reported as of December 31, 2016 as set forth on a Schedule 13G/A filed on February 13, 2017 by Vanguard Specialized Funds – Vanguard REIT Index Fund to report sole voting power with respect to 1,542,549 shares.

PS Business Parks • 2017 Proxy Statement • 47

Proposal 2

Security Beneficial Ownership of Directors and Management

The following table sets forth information as of March 1, 2017 concerning the beneficial ownership of Common Stock of each director of the Company, the Company’s Chief Executive Officer, the Chief Financial Officer and the other two most highly compensated persons who were executive officers of the Company on December 31, 2016 and all directors and executive officers as a group:

Name	Common Shares Beneficially Owned (1)		Percent of Class (1)
Ronald L. Havner, Jr.	222,456	(2)	*
Joseph D. Russell, Jr.	38,722		*
Jennifer Holden Dunbar	20,106	(3)	*
Sara Grootwassink Lewis	12,392		*
James H. Kropp	26,853	(4)	*
Gary E. Pruitt	17,597		*
Robert S. Rollo	9,915		*
Peter Schultz	16,807		*
John W. Petersen	43,322		*
Edward A. Stokx	19,898		*
Maria R. Hawthorne	13,648		*
All Directors and Executive Officers as a Group (11 persons)	441,716	(1)(2)(3)(4)	1.63%

*	Less than 1%

(1)	Represents shares of Common Stock beneficially owned as of March 1, 2017 and includes options to purchase shares of Common Stock exercisable within 60 days of March 1, 2017, as follows: R. Havner, 23,872 shares; J. Russell, 0 shares; J. Holden Dunbar, 17,181 shares; S. Grootwassink Lewis, 9,392 shares; J. Kropp, 13,528 shares; G. Pruitt, 15,597 shares; R. Rollo, 8,613 shares; P. Schultz, 15,597 shares; J. Petersen, 27,500 shares; E. Stokx, 7,000 shares; M. Hawthorne, 0 shares. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Does not include restricted stock units described in the Grants of Plan-Based Awards table unless such units would vest and be issued within 60 days of the date of this table. The percentage held is calculated using the outstanding common shares on March 1, 2017 of 27,139,272 shares.

(2)	Includes 190,584 shares held by Mr. Havner and his spouse as trustees of the Havner Family Trust. Includes 1,500 shares held by a custodian of an IRA for the benefit of Mr. Havner and 2,500 shares held by a custodian of an IRA for Mr. Havner’s spouse as to which she has investment power. Includes 4,000 shares owned by the Havner Family Foundation of which Mr. Havner and his wife are co-trustees but with respect to which Mr. and Mrs. Havner disclaim any beneficial interest. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board and Chief Executive Officer of Public Storage. See “Security Ownership of Certain Beneficial Owners” on page 47 for Public Storage ownership.

(3)	All the shares are held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

(4)	Includes 4,491 shares held by custodian of an IRA for the benefit of Mr. Kropp.

PS Business Parks • 2017 Proxy Statement • 48

Proposal 2

Additional Information about our Directors and Executive Officers; Certain Relationships

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires the Company’s directors and executive officers and persons who own more than 10% of any registered class of the Company’s equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to provide the Company with a copy of all Section 10(a) forms that they file.

Based solely on a review of reports we filed on behalf of our directors and executive officers and written representations from these individuals that no other reports were required, we believe that all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a).

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our directors, our Code of Ethics provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee reviews related party transactions involving Board members pursuant to the Code of Ethics. Directors are requested to submit information in advance to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers are subject to our BCS. Under the BCS, executive officers are required to discuss and seek pre-approval of the Chief Executive Officer for any potential conflicts of interest. In addition, the Audit Committee reviews, on an ongoing basis, related party transactions involving our executive officers and directors or Public Storage that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationship with Public Storage

The properties in which the Company has an equity interest are generally owned by the operating partnership. As of March 1, 2017, the Company owned approximately 77.9% of the operating partnership’s common partnership units. The remaining common partnership units were owned by Public Storage. The 7,305,355 Units held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of the operating partnership) by the holder for cash or, at the Company’s election, for shares of our Common Stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 42.0% of the Common Stock (based upon the Common Stock outstanding at March 1, 2017 and assuming such conversion).

Management Agreement with Affiliates

The operating partnership operates industrial, retail and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (the Affiliated Entities) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the operating partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2016, Public Storage and the Affiliated Entities paid fees of approximately $518,000 to the operating partnership pursuant to that management agreement. We had net amounts due from Public Storage of $295,000 at December 31, 2016 for these contracts, as well as for certain operating expenses paid by us on behalf of Public Storage. As to facilities directly

PS Business Parks • 2017 Proxy Statement • 49

Proposal 2

owned by Public Storage, the management agreement has a seven-year term with the term being automatically extended for one year on each anniversary date (thereby maintaining a term of seven years from each anniversary date) unless either party (Public Storage or the operating partnership) notifies the other that the management agreement is not being extended, in which case it expires, as to such facilities, on the first anniversary of its then scheduled expiration date. As to facilities owned by the Affiliated Entities, the management agreement may be terminated as to such facilities upon 60 days’ notice by Public Storage (on behalf of the Affiliated Entity) and upon seven years’ notice by the operating partnership.

Public Storage also provides property management services for the self-storage component of two assets owned by the Company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the Company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities and the selection and engagement of vendors, suppliers and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge and supervision of employees for the operation of these facilities, including on-site managers, assistant managers and associate managers. Both the Company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fee expenses under the contract were approximately $86,000 for the year ended December 31, 2016.

Public Storage also owns and licenses the PS Business Parks name and logo to the Company under a royalty-free license that may be terminated upon six months’ notice to the Company.

Cost Sharing and Other Arrangements with Public Storage

Pursuant to a cost sharing and administration services agreement, PS Business Parks shares the cost of certain administrative services and rental of corporate office space with Public Storage and its affiliates. During 2016 we paid costs totaling approximately $493,000. In addition in 2016, PS Business Parks reimbursed Public Storage (i) approximately $93,000 in premiums for insurance coverage, (ii) approximately $458,000 in property taxes and (iii) approximately $21,000 for costs related to an audit of PS Business Parks’ 401(k) plan, each paid by Public Storage on PS Business Parks’ behalf. Finally, Public Storage reimbursed PS Business Parks approximately $38,000 for lease administration fees by PS Business Parks on Public Storage’s behalf.

Common Management/Board Members with Public Storage

Ronald L. Havner, Jr., Chairman of the Board, is also Chairman and Chief Executive Officer of Public Storage. Joseph D. Russell, Jr., a director, is also the President of Public Storage. Gary E. Pruitt, a director, is also a member of the Public Storage board of trustees.

The Board recommends a vote FOR approval of our executive compensation as described in this proxy statement.

PS Business Parks • 2017 Proxy Statement • 50

Proposal 3:

Advisory vote on the frequency of future

advisory votes to approve executive

compensation

We are providing shareholders with an advisory vote on holding future advisory shareholder votes to approve executive compensation every one, two or three years

RECOMMENDATION:

Vote to hold future advisory votes to approve executive compensation EVERY YEAR

PS Business Parks • 2017 Proxy Statement • 51

Proposal 3

Proposal 3 – Advisory vote on the frequency of future advisory votes to approve executive compensation

As required under applicable regulations of the SEC, we are providing shareholders with an advisory vote on how often to hold the advisory shareholder vote to approve executive compensation. Under this proposal, shareholders may vote to hold the advisory vote to approve executive compensation every one, two or three years.

When we last submitted this proposal for consideration at the Company’s 2011 shareholders’ meeting, more than 59% of the votes cast supported the holding of executive compensation advisory votes on an annual basis. Even though that vote, as here, was advisory in nature and not binding on the Board, the Board considered the result of the vote in deciding to provide for advisory votes to approve executive compensation on a yearly basis.

The Board believes that the one-year frequency best achieves the intended objectives of the advisory vote to approve executive compensation. This gives shareholders the opportunity to provide feedback to the Compensation Committee on how its decisions in the just-completed fiscal year, as well as outlook and anticipated decisions in the current fiscal year, are reflective of and further the Compensation Committee’s overarching goals of (1) aligning executive compensation with company performance, (2) incentivizing our executive officers to create long-term shareholder value and (3) emphasizing future pay opportunity over current pay. Having this information on an annual basis gives the Compensation Committee the ability to make proactive and incremental adjustments to address any year-to-year changes in the level of shareholder support, and potentially avoid more drastic modifications to our compensation program that may be needed with a less frequent advisory vote.

This vote is advisory and not binding on the Board. However, the Board and the Compensation Committee value all shareholder feedback and will consider the outcome of the vote in in deciding on the frequency of future advisory votes to approve executive compensation.

The Board recommends a vote FOR holding future advisory votes to approve executive compensation EVERY YEAR.

PS Business Parks • 2017 Proxy Statement • 52

Proposal 4:

Ratification of independent registered public

accounting firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of PS Business Parks and its subsidiaries for the year ending December 31, 2017

RECOMMENDATION:

Vote FOR ratification of EY

PS Business Parks • 2017 Proxy Statement • 53

Proposal 4

Proposal 4 – Ratification of independent registered public accountants

Executive Summary

The Board recommends that shareholders ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm (Independent Accountants) for the fiscal year ending December 31, 2017. EY has acted as the Independent Accountants since the Company’s organization in 1990.

Ratification is not required by the Company’s bylaws, but the Board believes that shareholder ratification of the appointment is good corporate governance. If shareholders do not ratify the appointment of EY, the Audit Committee will reconsider its selection, but may nevertheless determine to do so. Even if the appointment of EY is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Audit and Non-Audit Fees

The following table shows the fees billed or expected to be billed to the Company by EY for audit and other services provided for fiscal 2016 and 2015:

	2016	2015
Audit fees	$578,000	$512,000
Audit-related fees	22,000	21,000
Tax Fees	51,000	124,000
All Other Fees	0	0
Total	$651,000	$657,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements.

Audit related fees. Audit-related fees represent professional fees provided in connection with the audit of the Company’s 401(k)/Profit Sharing Plan (the 401(k) Plan).

Tax fees. During 2016 and 2015, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence

The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy to Approve Ernst & Young LLP Services

The Audit Committee has adopted a pre-approval policy relating to services performed by the Company’s independent registered public accounting firm. The policy requires that all services provided by EY to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

Under this policy, the Audit Committee of the Company pre-approved all services performed by EY during 2016 and 2015, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.

PS Business Parks • 2017 Proxy Statement • 54

Proposal 4

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In fulfilling its responsibilities, the Audit Committee meets with the Company’s independent registered public accounting firm, internal auditor and management to review accounting auditing internal controls and financial reporting matters. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Company’s management and of the Company’s independent registered public accounting firm.

In connection with its oversight responsibilities related to the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also discussed with the Independent Accountants the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the firm’s independence.

During 2016, management documented, tested and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its assessment of and opinion on the Company’s internal control over financial reporting. These assessments and reports are as of December 31, 2016. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young LLP’s audit.

PS Business Parks • 2017 Proxy Statement • 55

Proposal 4

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2017 and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2017 Annual Meeting.

THE AUDIT COMMITTEE

Sara Grootwassink Lewis, Chair

Jennifer Holden Dunbar

Gary E. Pruitt

Peter Schultz

PS Business Parks • 2017 Proxy Statement • 56

General Information About the Meeting

Purpose of the proxy solicitation

We are providing these proxy materials on behalf of the Board of PS Business Parks, Inc. to ask for your vote and to solicit your proxies for use at our 2017 Annual Meeting to be held on April 25, 2017, or any adjournments or postponements thereof.

We have made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder as of March 1, 2017, the record date (the record date) fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (the Notice) and to vote on matters presented at the Annual Meeting.

This proxy statement contains important information regarding the Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This Notice and proxy statement are first being distributed and made available on or about March 23, 2017 to holders of our common stock on the record date. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2016, which includes a copy of our Form 10-K, accompanies this proxy statement.

Date, time and place of the annual meeting

The Annual Meeting will be held on Tuesday, April 25, 2017 at 10:00 a.m., Pacific Daylight Time, at the Hilton Los Angeles North/Glendale, 100 West Glenoaks Blvd., Glendale, California 91202.

Who can vote

If you are a holder of PS Business Parks’ Common Stock at the close of business on the record date, you may vote the shares of Common Stock that you hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the annual meeting

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, we had 27,139,272 shares of Common Stock outstanding and entitled to vote.

How votes are counted

For the election of directors, director nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a director nominee must exceed the number of votes cast “against” that nominee) will be elected. Similarly, approval of each other proposal to be voted on at the annual meeting requires an affirmative majority of the votes cast (i.e., the number of shares cast for” the proposal must exceed the number of votes cast against” that proposal). We will not count shares that abstain from voting. For Proposal 3, because shareholders are being asked to consider several alternatives, it is possible that no one alternative will receive a majority of the votes cast.

Although the advisory votes to approve executive compensation and frequency of future advisory votes to approve executive compensation in Proposals 2 and 3 are non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations on executive compensation and advisory vote frequency.

PS Business Parks • 2017 Proxy Statement • 57

How proxies will be voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1, 2 and 3 because the NYSE rules treat these matters as non-routine; and

•	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 4 because that matter is treated as routine under the NYSE rules

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1, 2 and 3.

If you are a registered shareholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2 and 4, (ii) holding future advisory votes to approve executive compensation on an annual basis on Proposal 3 and (iii) in accordance with the judgment of the proxy holders as to any other matter that may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

How to cast a vote

You may vote by any of the following means:

•	By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need to have available the control number that appears on the card when voting.

•	By Mail: Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee or nominee, as applicable.

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to vote as a participant in the 401(k) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not

PS Business Parks • 2017 Proxy Statement • 58

receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 21, 2017.

Changing your vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

•	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201-2349;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

•	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee or nominee, as applicable, attend the Annual Meeting and vote in person.

If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this proxy solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission and personal interviews.

We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,100 together with normal and customary expenses.

Contacting our transfer agent

Please contact PS Business Parks’ transfer agent at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, New York 11219, 800-937-5449.

Consideration of candidates for director

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Deadlines for receipt of shareholder proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2018 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulate votes in the election of trustees at the 2018 Annual Meeting, must be received by the Company no later than November 23, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored

PS Business Parks • 2017 Proxy Statement • 59

proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2018 Annual Meeting, but does not seek to include in the 2018 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no earlier than February 6, 2018 if the shareholder wishes for the Company to describe the nature of the proposal in its 2018 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. As with shareholder nominations of director candidates discussed above, if the date of the 2018 Proxy Statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, the shareholder proposal must be received no earlier than the 120th day and no later than the 90th day prior to the mailing of the notice for the meeting or the tenth day following the date we announce publicly the date for the 2018 Proxy Statement. Any shareholder proposals or notices submitted to the Company in connection with the 2018 Annual Meeting should be addressed to: Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349.

Annual report on Form 10-K

A copy of our 2016 Annual Report and Form 10-K accompanies this proxy statement. Additional copies are available at:

https://www.psbusinessparks.com/investor-relations/financial-reports/

The Company will furnish without charge upon written request of any shareholder a paper copy of the Form 10-K, excluding exhibits, without charge, upon a written request to Edward A. Stokx, Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201-2349. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

Other matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

PS Business Parks • 2017 Proxy Statement • 60

Appendices

Appendix A: Reconciliation of non-GAAP measures to GAAP and other information

PS Business Parks • 2017 Proxy Statement • 61

Supplemental Non-GAAP Disclosures (unaudited)

Funds from Operations (FFO), FFO, as Adjusted, and Funds Available for Distribution (FAD) per Common and Dilutive Share (1)

The table below reconciles from diluted earnings per share to FFO and FFO, as adjusted, per common and dilutive share.

	For The Years Ended December 31,
	2012	2013	2014	2015	2016
Net income per common share — diluted	$0.81	$1.77	$4.19	$2.52	$2.31
Gain on sale of land and real estate facilities	(0.03)	—	(2.68)	(0.82)	—
Depreciation and amortization (2)	3.46	3.38	3.21	3.06	2.86

FFO per common and dilutive share (3)	4.24	5.15	4.72	4.76	5.17

Adjustments:
Lease buyout payments	(0.06)	(0.07)	—	—	(0.01)
LTEIP modification due to change in senior management	—	—	—	—	0.06
Acquisition transaction costs	0.01	0.03	0.01	—	0.01
Non-cash distributions related to the redemption of preferred equity	0.55	—	—	0.07	0.21
Gain on sale of ownership interest in STOR-Re	—	(0.04)	—	—	—

FFO, as adjusted, per common and dilutive share (4)	$4.74	$5.07	$4.73	$4.83	$5.44

The table below reconciles from FFO to FAD per common and dilutive share.

	For The Years Ended December 31,
	2012	2013	2014	2015	2016
FFO per common and dilutive share	$4.24	$5.15	$4.72	$4.76	$5.17
Deduct capital expenditures and eliminate non-cash stock compensation and other non-cash items	(0.97)	(1.70)	(1.28)	(1.03)	(0.50)

FAD per common and dilutive share (5)	$3.27	$3.45	$3.44	$3.73	$4.67

Reconciliation of Net Income to EBITDA

(In thousands)

The following table reconciles from net income to EBITDA.

	For The Years Ended December 31,
	2012	2013	2014	2015	2016
Net Income	$95,372	$116,144	$204,700	$148,970	$144,984
Adjustments:
Depreciation and amortization (2)	109,494	108,917	110,357	105,394	99,486
Interest income	(66)	(102)	(69)	(631)	(463)
Interest expense	20,618	16,074	13,509	13,270	5,568
Gain on sale of land and real estate facilities	(935)	—	(92,373)	(28,235)	—

EBITDA (6)	$224,483	$241,033	$236,124	$238,768	$249,575

PS Business Parks • 2017 Proxy Statement • 62

Return on Assets

(In thousands)

The following table reconciles from operating revenue on our income statement to net operating revenue, and sets forth the calculation of return on assets.

	For The Years Ended December 31,
	2012	2013	2014	2015	2016
Operating revenue	$347,197	$359,885	$376,915	$373,675	$387,389
Cost of operations	114,108	114,831	127,371	121,224	123,108

Net operating revenue	$233,089	$245,054	$249,544	$252,451	$264,281

	As of December 31,
	2012	2013	2014	2015	2016
Land	$793,352	$827,092	$802,949	$793,569	$789,531
Buildings and improvements	2,235,448	2,346,958	2,219,397	2,215,515	2,226,881

Pre-depreciation cost of real estate facilities	$3,028,800	$3,174,050	$3,022,346	$3,009,084	$3,016,412

Return on assets (7)	7.7%	7.7%	8.3%	8.4%	8.8%

(1)	Per share amounts are computed using additional dilutive shares related to noncontrolling interests and restricted stock units.

(2)	Includes depreciation from discontinued operations.

(3)

Funds from Operations (“FFO”) is computed in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), before depreciation, amortization, gains or losses on asset dispositions, net income allocable to noncontrolling interests — common units, net income allocable to restricted stock unit holders, impairment charges and nonrecurring items. Management believes that FFO provides a useful measure of the Company’s operating performance and when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses and interest costs, providing a perspective not immediately apparent from net income. FFO is a non-GAAP financial measure and should be analyzed in conjunction with net income. However, FFO should not be viewed as a substitute for net income as a measure of operating performance, as it does not reflect depreciation and amortization costs or the level of capital expenditure and leasing costs necessary to maintain the operating performance of the Company’s properties, which are significant economic costs and could materially impact the Company’s results of operations. Other REITs may use different methods for calculating FFO and, accordingly, the Company’s FFO may not be comparable to other real estate companies’ FFO.

(4)

FFO, as adjusted is a non-GAAP financial measure that management believes provides useful information to the investment community by adjusting FFO for certain items so as to provide more meaningful year over year comparisons of the Company’s operating performance.

(5)

Funds Available for Distribution (“FAD”) is a non-GAAP financial measure that is computed by adjusting FFO for recurring capital improvements, which the Company defines as those costs incurred to maintain the assets’ value, tenant improvements, lease commissions, straight-line rent, stock compensation expense, in-place lease adjustment, amortization of lease incentives and tenant improvement reimbursements, capitalized interest and the effect of redemption of preferred equity. Like FFO, management considers FAD to be a useful measure for investors to evaluate the Company’s operating performance on a cash flow basis. FAD should not be viewed as a substitute for net income or cash flow from operations as defined by GAAP.

(6)

Earnings before interest, taxes, depreciation and amortization or “EBITDA” is a non-GAAP financial measure that represents net income prior to the impact of depreciation and interest expense. Management believes that EBITDA is frequently used by analysts and investors as a measure of valuation and to assess the Company’s performance over time.

(7)

Return on assets is a non-GAAP financial measure representing the ratio of net operating revenue (operating revenue less cost of operations, which excludes depreciation) to pre-depreciation cost of real estate facilities. Management believes that this measure is useful in evaluating the Company’s earnings relative to the associated accumulated investment over time.

PS Business Parks • 2017 Proxy Statement • 63

Appendices

Appendix B: Calculation of 2016 CEO compensation for purposes of year-over-year comparisons and analyses

PS Business Parks • 2017 Proxy Statement • 64

As Mr. Russell and Ms. Hawthorne each held the position of CEO for exactly six months in 2016, and a portion of Ms. Hawthorne’s total 2016 total compensation was attributable to her service prior to being appointed CEO, total CEO compensation in 2016 was calculated as follows to allow for meaningful year-over-year comparisons and analyses:

Component of Compensation	Mr. Russell	Ms. Hawthorne	Total

Base salary (January to June 2016 for Mr. Russell and July to December 2016 for Ms. Hawthorne, including the full holiday emolument she received)	$333,328	$225,801	$559,129

Cash bonus (100% of Mr. Russell’s prorated bonus and 50% of Ms. Hawthorne’s full bonus) [1]	283,750	225,000	508,750

RSU awards under the LTEIP (50% from each)[1]	1,401,000	672,480	2,073,480

Other compensation (50% from each)	5,300	5,300	10,600

Total 2016 CEO Compensation for Comparison Purposes			$3,151,959
[1]	In connection with Mr. Russell’s resignation as the Chief Executive Officer, the Compensation Committee determined that Mr. Russell was entitled to, and actually received, (i) the full award earned under the LTEIP with respect to 2016 performance and (ii) 50% of his 2016 target cash bonus.

The above calculation of 2016 CEO compensation does not include the options and RSU awards to Ms. Hawthorne in connection with her promotion to Chief Executive Officer. The following table shows all compensation paid to Mr. Russell and Ms. Hawthorne in 2016. Please also see the Summary Compensation Table and its footnotes on page 41.

Component of Compensation	Mr. Russell	Ms. Hawthorne	Total

Base salary (including Ms. Hawthorne’s holiday emolument)	$333,328	$425,801	$759,129

Cash bonus	283,750	450,000	733,750

Options granted in connection with Ms. Hawthorne’s promotion	-	235,250	235,250

RSUs granted in connection with Ms. Hawthorne’s promotion	-	1,057,600	1,057,600

RSU awards under the LTEIP	2,802,000	1,344,960	4,146,960

Other compensation	10,600	10,600	21,200

Total 2016 Compensation to Mr. Russell and Ms. Hawthorne			$6,953,889

PS Business Parks • 2017 Proxy Statement • 65

ANNUAL MEETING OF SHAREHOLDERS OF PS BUSINESS PARKS, INC. April 25, 2017 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and proxy card are available at https://www.psbusinessparks.com/investor-relations/financial-reports/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date Signature of Shareholder Date Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors O Ronald L. Havner, Jr. O Maria R. Hawthorne O Jennifer Holden Dunbar O James H. Kropp O Sara Grootwassink Lewis O Gary E. Pruitt O Robert S. Rollo O Joseph D. Russell, Jr. O Peter Schultz 2. Advisory vote to approve executive compensation. 3. Advisory vote on the frequency of future advisory votes to approve executive compensation. 4. Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2017. 5. Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 23, 2017. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NEW YORK 11219. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES AND FOR PROPOSALS 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x Please detach along perforated line and mail in the envelope provided. - 20930403000000000000 9 042517 FOR AGAINST ABSTAIN GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. 2 1 year years 3 years ABSTAIN

0 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14475 PS BUSINESS PARKS, INC. 701 Western Avenue Glendale, California 91201-2349 This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Maria R. Hawthorne, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 1, 2017, at the Annual Meeting of Shareholders to be held on April 25, 2017 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 1, 2017, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting. THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 4 AND “1 YEAR” FOR PROPOSAL 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES. 401(k) Plan Participants--The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 1, 2017. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 7:00 a.m., Pacific Daylight Time, on April 21, 2017. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document. (continued and to be signed on reverse side) 1.1